Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

WARREN EQUITIES, INC.,

AS THE COMPANY,

THE WARREN ALPERT FOUNDATION,

AS SELLER,

AND,

GLOBAL MONTELLO GROUP CORP.,

AS BUYER,

AND,

SOLELY WITH RESPECT TO SECTION 10.20 AND THE OTHER

PROVISIONS IN ARTICLE 10 RELATED THERETO,

GLOBAL PARTNERS LP,

AS BUYER GUARANTOR

DATED AS OF OCTOBER 3, 2014

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TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES

1.1(a)	—	Facilities
1.1(b)	—	Funded Indebtedness
1.1(c)	—	Net Working Capital Adjustments
1.1(d)	—	Notes
1.1(e)	—	Permitted Liens
3.1	—	Organization and Qualification; Subsidiaries
3.2	—	Capitalization of the Group Companies
3.4	—	Financial Statements
3.4(e)	—	Undisclosed Liabilities
3.5	—	Consents and Approvals; No Violation
3.6(a)	—	Material Contracts
3.6(b)	—	Material Contracts
3.7	—	Absence of Changes
3.8	—	Litigation
3.9	—	Compliance with Applicable Law
3.10(a)	—	Employee Benefit Plans
3.10(c)	—	Employee Benefit Plans
3.11(a)	—	Environmental Matters
3.11(a)(iv)	—	Active Remediation Sites
3.11(b)	—	Environmental Matters
3.12(a)	—	Intellectual Property Matters
3.12(b)	—	Intellectual Property Matters
3.12(d)	—	Intellectual Property Matters
3.13(c)	—	Labor Matters
3.13(d)	—	Labor Matters
3.14(a)	—	Group Policies
3.14(b)	—	Open Claims
3.15	—	Tax Matters
3.15(c)	—	Income Tax Returns
3.17(a)	—	Owned Real Properties
3.17(b)(i)	—	Real Property Leases
3.17(b)(ii)	—	Contracts Affecting Leased Real Properties
3.17(c)	—	Personal Property
3.17(d)	—	Franchises
3.18	—	Transactions with Affiliates
3.20	—	Material Suppliers and Dealers
4.2	—	Seller Consents and Approvals; No Violation
5.3	—	Consents and Approvals; No Violation
7.2(d)	—	Required Consents

EXHIBITS

A	—	Inventory Value
B	—	Sample Net Working Capital Calculation
C	—	Form of Deposit Escrow Agreement
D	—	Form of Closing Escrow Agreement

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 3, 2014, is made by and among Warren Equities, Inc., a Delaware corporation (the “Company”), The Warren Alpert Foundation, a Delaware nonstock corporation (“Seller”), and Global Montello Group Corp., a Delaware corporation (“Buyer”), and, solely with respect to Section 10.20 and the other provisions in ARTICLE 10 related thereto, Global Partners LP, a Delaware limited partnership (“Buyer Guarantor”). The Company, Seller, Buyer and, where applicable solely with respect to Section 10.20 and the other provisions in ARTICLE 10 related thereto, Buyer Guarantor, shall be referred to herein from time to time collectively as the “Parties.”  Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, Seller owns, beneficially and of record, all of the issued and outstanding capital stock of the Company, which consists of 152.917368 shares of Common Stock (the “Shares”); and

WHEREAS, the Parties desire that, subject to the terms and conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1                                    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).

“Acquisition Transaction” has the meaning set forth in Section 6.7.

“Adjustment Time” means 11:59 p.m. New York time on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.  For the avoidance of doubt, following the Closing, the Group Companies shall be Affiliates of Buyer.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Arrangements” has the meaning set forth in Section 9.4(e)(i).

“Ancillary Documents” has the meaning set forth in Section 3.3.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Guarantor” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 9.2.

“Buyer Plans” has the meaning set forth in Section 6.10(a).

“Cash and Cash Equivalents” means the aggregate amount of “cash” or “cash equivalents” of the Group Companies as of the Adjustment Time, determined in accordance with Section 2.4(e). For avoidance of doubt, Cash and Cash Equivalents shall (i) be calculated net of issued but uncleared checks, wires and drafts, (ii) include checks, wires and drafts deposited for the account of the Group Companies but not yet reflected as available proceeds in the Group Companies’ accounts, (iii) include any deposits held by the Group Companies for third parties or by third parties in respect of future obligations of the Group Companies, (iv) be reduced by the liability of the Group Companies for any deposits, (v) exclude any petty cash located at Company operated Facilities, and (vi) without duplication of any amounts included in clause (A)(iii) of the definition of Net Working Capital, be increased by a pro rata portion of the aggregate rent prepaid by the Group Companies for the calendar month in which the Closing occurs in respect of the Group Companies’ Leased Real Properties and personal property (if any) determined by multiplying such aggregate prepaid rent amount by a fraction, the numerator of which is the number of calendar days from and including the Closing Date until the last calendar day of the month in which the Closing occurs, and the denominator of which is the total number of calendar days of such month. Notwithstanding anything to the contrary contained herein, in no event shall “Cash and Cash Equivalents” include any amounts with respect to Net Working Capital.

“Chancery Court” has the meaning set forth in Section 10.14.

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Escrow Agreement” has the meaning set forth in Section 2.3(c)(i).

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Group Companies that is funded and outstanding as of the Adjustment Time, determined in accordance with Section 2.4(e).

“Closing Statement” has the meaning set forth in Section 2.4(b)(i).

“Closing Working Capital” means the Net Working Capital of the Group Companies as of the Adjustment Time, determined in accordance with Section 2.4(e).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Certificate” has the meaning set forth in Section 7.2(d)(i).

“Company Consolidated Group” means any Consolidated Group of which each of the Company and a Subsidiary of the Company is or was a member on or prior to the Closing Date.

“Company Consolidated Return” means any Tax Return of a Company Consolidated Group.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the (a) financial condition, business, properties or results of operations of the Group Companies, taken as a whole, or (b) the ability of Seller or the Company to consummate the transactions contemplated hereby; provided, however, the following shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: any adverse change, event, occurrence, fact, condition or effect arising from or related to (i) conditions affecting the United States economy generally, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) any changes in the cost of products, supplies and materials purchased from third party suppliers (including any changes in fuel or commodity prices), (vi) any failure, in and of itself, by any Group Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying causes of any failure to meet such internal or published projections, forecasts or revenue or earnings predictions, to the extent not otherwise excluded from the definition of “Company Material Adverse Effect”, shall not be disregarded and may be considered in determining whether a “Company Material Adverse Effect” has occurred), (vii) any change that is generally applicable to the industries or markets in which the Group Companies operate unless such change disproportionately affects (relative to other participants in the industry) the Group Companies taken as a whole, (viii) the public announcement of the transactions contemplated by this Agreement (including by reason of the identity of Buyer or any public communication by Buyer or any of its Affiliates regarding its plans or intentions with respect to the business of any Group Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners, dealers or employees of the Group Companies) or (ix) the taking of any action required or permitted by this Agreement and the other agreements contemplated hereby.

“Compensation Claim” means any and all Losses associated with or related to item 14 set forth on Schedule 3.8.

“Confidentiality Agreement” means the confidentiality agreement, dated as of June 9, 2014 by and between the Company and Buyer.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504(a) of the Code electing to file consolidated U.S. federal Income Tax Returns and any similar group under foreign, state or local law.

“Continuing Employees” has the meaning set forth in Section 6.10(a).

“Contracts” means all contracts, leases, deeds, licenses, notes, commitments, undertakings, indentures, and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Cutoff Date” has the meaning set forth in Section 9.1.

“Dealer” means a Person who operates one or more Facilities of a Group Company as a gasoline fueling and service station and/or convenience store with gasoline fueling operations.

“Deficiency” has the meaning set forth in Section 2.4(d)(ii).

“Deposit” has the meaning set forth in Section 2.3(a).

“Deposit Escrow Agreement” has the meaning set forth in Section 2.3(a).

“Direct Claim” has the meaning set forth in Section 9.5(c).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement that any Group Company maintains, sponsors or contributes to or is a participating employer in or with respect to which any Group Company has or would reasonably be expected to have any material liability.

“Enterprise Value” means Three Hundred Eighty-Three Million Two Hundred Fifty Thousand Dollars ($383,250,000).

“Environmental Laws” means all federal, state and local Laws concerning pollution or protection of the environment, as such of the foregoing are promulgated and in effect on or prior to the Closing Date, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended.; the

Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; as amended, and the Oil Pollution Act, 33 U.S.C. § 2701 et seq., as amended, and the regulations promulgated thereunder and similar state laws and regulations.  For the avoidance of doubt, PMPA shall not be included as an “Environmental Law.”

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or other trade or business that, together with a Group Company, would be treated as a single employer under ERISA Section 4001(b)(1) or Code Sections 414(b), (c), (m), or (o).

“Escrow Agent” has the meaning set forth in Section 2.3(a).

“Escrow Amount” has the meaning set forth in Section 2.3(c)(i).

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).

“Extension Option” has the meaning set forth in Section 6.4(b).

“Facilities” means the facilities listed on Schedule 1.1(a) that a Group Company owns, leases and/or to which it supplies fuel.

“Final Extension” has the meaning set forth in Section 6.4(b).

“Final Purchase Price” has the meaning set forth in Section 2.4(d)(i).

“Financial Statements” has the meaning set forth in Section 3.4.

“Franchise” means a “franchise” as such may be defined under applicable Law, including but not limited to the Laws of the states in which the Company currently operates and as defined in Section 2801(1) of the PMPA.

“Franchise Relationship” means a “franchise relationship” as such may be defined under applicable Law, including but not limited to the Laws of the states in which the Company currently operates and as defined in section 2801(2) of the PMPA.

“Fundamental Representations” has the meaning set forth in Section 9.4(a).

“Funded Indebtedness” means the aggregate amount of Indebtedness of the Group Companies listed on Schedule 1.1(b) hereto that is intended to be repaid on the Closing Date pursuant to Pay-off Letters.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the

“Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” means, collectively, the Company and each of its Subsidiaries, and a “Group Company” means any of them.

“Group Company IP Rights” has the meaning set forth in Section 3.12.

“Group Company Tenant” has the meaning set forth in Section 3.17(b).

“Group Policies” has the meaning set forth in Section 3.14(a).

“Guaranteed Obligations” has the meaning set forth in Section 10.20.

“Hazardous Substances” means (A) those substances, materials or wastes defined as “toxic”, “hazardous”, “acutely hazardous”, “pollutants”, “contaminants”, or otherwise regulated under Environmental Laws due to their dangerous or deleterious properties and characteristics; (B) petroleum and petroleum products, including crude oil and any fractions thereof and additives thereto; and (C) polychlorinated biphenyls, asbestos (and asbestos containing materials).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Termination Fee” means Five Million Dollars ($5,000,000), provided that such HSR Termination Fee shall be increased by an additional One Million Dollars ($1,000,000) each time Buyer exercises its right to an Extension Option, provided further that the then-current HSR Termination Fee shall be increased by One Million Five Hundred Thousand Dollars ($1,500,000) if Buyer exercises its right to the Final Extension.  For example purposes only, if Buyer were to exercise each Extension Option (for a total of six (6) options of thirty (30) days each), and the Final Extension (a last additional thirty (30) days), and then terminate this Agreement prior to expiration of the Final Extension pursuant to Section 6.4(b), the HSR Termination Fee that would be due would be $12,500,000 calculated as follows: $5,000,000 (the initial amount) + (six (6) x $1,000,000 (for each Extension Option exercised)) + $1,500,000 (for the Final Extension).

“Income Tax” means any federal, state, local, or non-U.S. tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other obligations of indebtedness (including any prepayment premiums or termination penalties and fees payable as a result of the consummation of the transactions contemplated by this Agreement): (i) for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (ii) evidenced by any note, bond, debenture, letter of credit (to the extent drawn against) or other debt security, (iii) created or arising under any capitalized lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property, (iv) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, and (v) under any interest rate, currency or other hedging or derivative Contract, net of any legally enforceable obligations of the counterparty thereto, in each case, as of such date. Notwithstanding the foregoing, solely for the purposes of determining “Closing Indebtedness”, “Indebtedness” shall not include (w) any undrawn standby letters of credit, (x) any obligations under operating leases, or (y) any amounts included as Seller Expenses.

“Indemnification Escrow Account” has the meaning set forth in Section 2.3(c)(i).

“Indemnification Escrow Amount” has the meaning set forth in Section 2.3(c)(i).

“Indemnified Party” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.5.

“Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: patents, patent applications, trademarks, service marks and trade names, all goodwill associated therewith and all registrations and applications therefor, copyrights, copyright registrations and applications, Internet domain names, Software, trade secrets, and know-how, other proprietary rights in intellectual property of every kind and nature, in each case, to the extent protectable by applicable Law.

“Inventory Value” means the aggregate value of the Group Companies’ fuel inventory, merchandise inventory, supplies inventory, food service inventory, and cash drawer contents (the “Inventory”), determined in accordance with Exhibit A.

“Knowledge of the Company” has the meaning set forth in Section 10.10.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(c).

“Law” means all laws, statutes, ordinances, codes, regulations, rules and similar mandates of any Governmental Entity, including all applicable Orders.

“L/Cs” means, collectively, (i) the Irrevocable Standby Letter of Credit No. SM214568W, in the amount of $402,310, issued by Wells Fargo Bank, N.A. to the Company for the benefit of ACE American Insurance Company, as amended from time to time; (ii) the

Irrevocable Standby Letter of Credit No. SM220779W, in the amount of $836,425, issued by Wachovia Bank N.A. (now Wells Fargo Bank, N.A.) to the Company for the benefit of ACE American Insurance Company, as amended from time to time; (iii) the Irrevocable Standby Letter of Credit No. SM235570W, in the amount of $125,000, issued by Wachovia Bank N.A. (now Wells Fargo Bank, N.A.) to Puritan Oil Company Inc. for the benefit of the New Jersey Department of Environmental Protection (Bureau of Enforcement and Investigations), as amended from time to time; (iv) the Irrevocable Standby Letter of Credit No. SM226861W, in the amount of $2,299,090, issued by Wachovia Bank N.A. (now Wells Fargo Bank, N.A.) to the Company for the benefit of ACE American Insurance Company, as amended from time to time; (v) the Irrevocable Standby Letter of Credit No. SM214522W, in the amount of $50,000, issued by Wells Fargo Bank, N.A. to the Company for the benefit of United States Fidelity & Guaranty Co., as amended from time to time; and (vi) the Irrevocable Standby Letter of Credit No. S906272, in the amount of $530,103, issued by RBS Citizens, N.A. to the Company for the benefit of National Union Fire Insurance Co. of Pittsburgh, PA, as amended from time to time.

“Leased Real Properties” and “Leased Real Property” have the meanings set forth in Section 3.17(b)(i).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), priority, charge, right of first refusal, deed of trust, option, proxy, voting trust, encroachment, easement, right-of-way, license to a third party, lease to a third party, or other right of others or restriction on transfer, or any agreement to give any of the foregoing. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Losses” means losses, damages, liabilities, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees; provided, however, that, except as provided below, “Losses” shall in no event include any consequential damages or punitive, special, exemplary, incidental or indirect damages, lost profits, or damages based on diminution in value, multiples of revenue or earnings, or damages arising from changes in Law after the date of this Agreement; provided, further, that any such excluded damages shall be deemed to be “Losses” solely to the extent such damages were actually awarded pursuant to a Third Party Claim.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Material Permits” has the meaning set forth in Section 3.9.

“Material Suppliers” has the meaning set forth in Section 3.20.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means, as of any applicable time, and after making the Net Working Capital Adjustments: (A) the aggregate amount of the following current assets of the Group Companies: (i) accounts receivable, (ii) other receivables, (iii) allowance for doubtful accounts, (iv) the Inventory Value, (v) prepaid expenses (non-petroleum), and (vi) prepaid expenses (petroleum) minus (B) the aggregate amount of the following current liabilities of the Group Companies: (i) accounts payable, (ii) accrued expenses (other than payroll and medical insurance), (iii) accrued expenses (payroll), (iv) accrued expenses (medical insurance), and (v) federal and state gasoline Taxes, in each case as of the Adjustment Time and determined on a consolidated basis in accordance with Section 2.4(e).  Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include any amounts with respect to Cash and Cash Equivalents, Seller Expenses, the Notes Receivable Amount, Closing Indebtedness or Income Taxes. An illustrative calculation of Net Working Capital for the period ended as of April 30, 2014 is attached hereto as Exhibit B.

“Net Working Capital Adjustments” means the adjustments to certain of the Net Working Capital accounts that are set forth on Schedule 1.1(c).

“Notes” means the promissory notes payable to a Group Company that are set forth on Schedule 1.1(d).

“Notes Receivable Amount” means the aggregate amount of the unpaid principal on all of the Notes as of the Adjustment Time, determined in accordance with Section 2.4(e).

“Notice of Claim” means a written notice that specifies the breach of covenant, warranty or representation set forth in this Agreement or any certificate furnished under this Agreement (including the sections of this Agreement that are the subject of such breach) pursuant to which Losses are being claimed by the Indemnified Party and whether such Losses are liquidated in nature.

“Objection” has the meaning set forth in Section 2.4(b)(ii).

“Objection Notice” has the meaning set forth in Section 2.4(b)(ii).

“Order” means any judgment, order, decision, writ, injunction, ruling, award or decree of, or any settlement under the jurisdiction of, any Governmental Entity.

“Outside Date” has the meaning set forth in Section 8.1(d).

“Owned Real Properties” means, collectively, all of the parcels of land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by one or more Group Companies, and an “Owned Real Property” means any of the foregoing.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Pay-off Letters” has the meaning set forth in Section 7.2(g).

“Per Claim Deductible” has the meaning set forth in Section 9.4(b).

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith and for which adequate reserves have been provided in accordance with GAAP as consistently applied by the Company, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which adequate reserves have been provided in accordance with GAAP as consistently applied by the Company, (iii) encumbrances (other than liens for voluntary indebtedness not otherwise included in Funded Indebtedness or attachments by any third parties in connection with any litigation or other dispute) and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the present uses or occupancy of such real property by the owner or lessee thereof, (iv) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (v) Liens securing any Funded Indebtedness (provided such Liens will be discharged at Closing or post-Closing in accordance with the terms of the Pay Off Letters and standard and customary conveyancing practices), (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property but excluding any violations of any such Laws which materially interfere with the present uses or occupancy of such real property by the owner or lessee thereof, (vii) matters that would be disclosed by an accurate survey or inspection of the real property, or that are of record and which do not materially interfere with, directly or indirectly, in an operational manner, financial manner or otherwise, the present uses or occupancy of such real property by the owner, assignee lessee, or sublessee thereof, (viii) Liens described on Schedule 1.1(e) and (ix) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license or lease agreement or in the property being leased or licensed, which has been disclosed to Buyer.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, Governmental Entity, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Property” has the meaning set forth in Section 3.17(c).

“PMPA” means the Petroleum Marketing Practices Act, 15 U.S.C. Section 2801-2806 (1978), as amended.

“Positive Adjustment Amount” has the meaning set forth in Section 2.4(d)(iv).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.  Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income or operations comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Pre-Closing Straddle Period” has the meaning set forth in Section 6.2(b).

“Pre-Closing Tax Attribute” means any federal, state or local net operating loss, capital loss, Tax credit, or similar Tax attribute of any Group Company which arises in or with respect to a Pre-Closing Tax Period, and is utilized in a Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.  Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income or operations comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Proceeding” means any action, suit, claim, assessment, hearing, proceeding, arbitration, investigation, audit, inquiry, or mediation by or before any Governmental Entity or other Person.

“Purchase Price” means (i) Enterprise Value, plus (ii) the amount of Cash and Cash Equivalents, plus (iii) the amount (if any) by which Closing Working Capital exceeds Target Working Capital, minus (iv) the amount (if any) by which Target Working Capital exceeds Closing Working Capital, minus (v) the amount of Closing Indebtedness, minus (vi) the amount of Seller Expenses, minus (vii) the amount (if any) by which the Notes Receivable Amount is less than $25,967,138, and plus (viii) the amount (if any) by which the Notes Receivable Amount exceeds $25,967,138.

“Purchase Price Adjustment Escrow Account” has the meaning set forth in Section 2.3(c)(i).

“Purchase Price Adjustment Escrow Amount” has the meaning set forth in Section 2.3(c)(i).

“Real Property Owner” has the meaning set forth in Section 3.17(a).

“Real Properties” means, collectively, Owned Real Properties and Leased Real Properties, and a “Real Property” means any of the foregoing.

“Real Property Leases” and “Real Property Lease” have the meanings set forth in Section 3.17(b)(i).

“Releasees” has the meaning set forth in Section 6.16.

“Retained Claims” has the meaning set forth in Section 9.4(j).

“Schedules” has the meaning set forth in Section 6.11(b).

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Expenses” means, without duplication, the collective amount of all out-of-pocket fees, expenses and other payments, including contractual change-of-control payments, incurred by Seller, prior to the Closing, or by the Group Companies in connection with the transactions contemplated by this Agreement that remain unpaid obligations of the Group Companies as of the Closing, including the fees and expenses of McGuireWoods LLP and Matrix Private Equities, Inc. relating thereto, fifty percent (50%) of the HSR Act filing fee, fifty percent (50%) of the fees for the Deposit Escrow Agreement and the Closing Escrow Agreement, and the aggregate of all payments owing by any Group Company to its directors, officers or employees in connection with, or as a result of, the consummation of the transactions contemplated hereby, including any change of control or retention bonuses or similar payments to any employees that are triggered by the transactions contemplated hereby.

“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Seller Taxes” means any and all Taxes imposed on the Group Companies or for which the Group Companies may otherwise be liable: (a) for any Pre Closing Tax Period and any Pre-Closing Straddle Period (determined in accordance with Section 6.2(b)); (b) for any Taxes of a member of any Consolidated Group of which a Group Company (or any predecessor of a Group Company) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local Law, but only to the extent such Taxes pertain to a Pre-Closing Tax Period and any Pre-Closing Straddle Period (determined in accordance with Section 6.2(b)); or (c) for any other Person for which a Group Company is or has been liable as a transferee or successor, by contract or otherwise, but only to the extent such Taxes relate to an event or transaction occurring before the Closing; provided, however, that the term “Seller Taxes” shall not include and Seller shall have no obligation for any of the following: (v) Taxes taken into account in the computation of the Closing Working Capital (as finally determined); (w) Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business of the Group Companies; (x) Taxes incurred or imposed as a result of any breach of any covenant, representation, warranty, undertaking or other obligation imposed on Buyer or any of its Affiliates pursuant to this Agreement; (y) Transfer Taxes (which are the obligation of Buyer pursuant to Section 6.2(a)); and (z) Taxes imposed or incurred with respect to a Post-Closing Tax Period or the portion of any Straddle Period (as determined in accordance with Section 6.2(b)) beginning after the Closing Date.

“Seller Tax Benefits” has the meaning set forth in Section 6.2(i).

“Shares” has the meaning set forth in the recitals to this Agreement.

“Software” means computer programs, including (i) the applicable source or object codes, (ii) the data models, flow charts, outlines, narrative descriptions, operating instructions, software manufacturing instructions and scripts, test specifications and test scripts and supporting documentation therefor, and (iii) all corrections, updates, new releases and new versions, translations, modifications, updates, upgrades, substitutions, replacements and other changes to the foregoing.

“Straddle Periods” means any taxable period beginning on or before and ending after the Closing Date.  Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income or operations comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Stratford Claim” means any and all Losses associated with or related to the presence of Hazardous Substances (and any contamination caused thereby) at the property located at 336 Ferry Blvd in Stratford, CT, as described in more detail on Schedule 3.11(a) next to the store #007165 disclosure.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Pre-Closing Covenants” has the meaning set forth in Section 9.1.

“Target Working Capital” means negative Two Million One Hundred Fifty Thousand Dollars (-$2,150,000).

“Tax” means (a) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind whatsoever imposed by an Governmental Entity and any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not); (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of Law or any obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or implementation of any Tax.

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Third Party Licenses” has the meaning set forth in Section 3.12(a).

“Transaction Tax Deductions” means any item of loss or deduction resulting from or attributable to: (i) transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to employees or other service providers of any of the Group Companies, (ii) the fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for federal Income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by any of the Group Companies with respect to the payment of any Funded Indebtedness, and (iii) the amount of Seller Expenses (including investment banking, legal, and accounting fees and expenses) paid or payable by or on behalf of any of the Group Companies, in each case arising in connection with the transactions contemplated by this Agreement and as determined by Seller in good faith, subject to the dispute resolution procedure in Section 6.2(c).

“Transfer Tax” means any sales Tax, transfer Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto; provided, however, the term “Transfer Tax” shall not include any Income Tax.

“Update” has the meaning set forth in Section 6.11(b).

ARTICLE 2
PURCHASE AND SALE

Section 2.1                                    Purchase and Sale of the Shares.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from Seller, and Seller will sell to Buyer, the Shares, free and clear of all Liens (other than restrictions on transfer imposed by applicable federal, state and other securities laws), in exchange for the Purchase Price. The Purchase Price will be estimated prior to the Closing Date and subject to post-Closing adjustments as provided in Section 2.4.

(b)                                 After the Closing, Buyer will be entitled to exercise all rights attached or accruing to the Shares, including the right to receive dividends, distributions or any returns of capital declared, paid or made by the Company.

Section 2.2                                    Closing of the Transactions Contemplated by this Agreement.  Subject to the satisfaction (or waiver) of the conditions set forth in ARTICLE 7 (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction thereof), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McGuireWoods LLP, 1345 Avenue of the Americas, New York, New York 10105-0106 at 10:00 a.m., New York time, on January 5, 2015, unless extended by Buyer pursuant to Section 6.4(b), or at such other date, time or place as the Parties shall agree in writing (or by facsimile, electronic mail or overnight courier delivery as the Parties may agree), but in no event later than the Outside Date (the “Closing Date”).

Section 2.3                                    Deliveries; Payments.

(a)                                 Deposit.  Upon the execution and delivery of this Agreement and the Deposit Escrow Agreement (defined below) by the Parties, Buyer shall deliver Nineteen Million Two Hundred Fifty Thousand Dollars ($19,250,000) (the “Deposit”) by wire transfer of immediately available funds to Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”), which shall be deposited in an account established pursuant to the terms of an escrow agreement, substantially in the form of Exhibit C attached hereto (the “Deposit Escrow Agreement”), to be entered into on the date hereof by Seller, Buyer and the Escrow Agent.

(i)                                     At the Closing, Buyer and Seller shall notify the Escrow Agent in writing of the occurrence of the Closing and instruct the Escrow Agent to distribute the Deposit to Seller as a credit towards the Estimated Purchase Price.

(ii)                                  Pursuant to the Deposit Escrow Agreement, if (A) the conditions set forth in Section 7.1(b) and Section 7.2 have been satisfied or waived (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party), and (B) this Agreement is terminated before the Closing by Seller pursuant to Section 8.1(c) or 8.1(d), then Seller shall be entitled to the Deposit.

(iii)                               Pursuant to the Deposit Escrow Agreement, if this Agreement is terminated before the Closing for any reason other than as set forth in Section 2.3(a)(ii) or Section 6.4(b), then Buyer shall be entitled to the Deposit.

(iv)                              Pursuant to the Deposit Escrow Agreement, if this Agreement is terminated by Buyer before the Closing pursuant to Section 6.4(b), then Seller shall be entitled to receive from the Escrow Agent a portion of the Deposit equal to the HSR Termination Fee, and the remaining amount of the Deposit shall be returned to Buyer, with each distribution to be made by the Escrow Agent within two (2) Business Days of the termination.

(v)                                 The Parties agree that the damages that Seller and the Company would suffer in the event that Buyer defaults in the performance of its obligation to close hereunder on or before the Outside Date is not susceptible of precise determination.  Accordingly, if the Closing does not occur and Seller actually receives the Deposit, such receipt of the Deposit by Seller shall constitute liquidated damages and the sole and exclusive remedy for Seller and the Company for any and all claims arising from Buyer’s failure to consummate the transactions contemplated by this Agreement (other than (A) claims for fraud on the part of Buyer, and (B) claims for specific performance contemplated by Section 10.15 below).  The Parties agree that the amount of the Deposit as a damage measure is reasonable, represents a liquidation of the potential damages under this Agreement and is not a penalty.

(b)                                 Closing Deliveries by Seller. At the Closing, Seller shall deliver to Buyer:

(i)                                     the stock certificate(s) evidencing the Shares, free and clear of all Liens, duly endorsed in blank or accompanied by a stock power duly executed in blank; and

(ii)                                  a duly executed certificate with respect to Seller dated as of the Closing Date, in the form required by Treasury Regulation 1.1445-2(b)(2).

(c)                                  Closing Payments by Buyer.  At the Closing, Buyer shall make, or cause to be made, the following payments:

(i)                                     to the Escrow Agent, the aggregate sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the “Escrow Amount”), of which (A) Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Purchase Price Adjustment Escrow Amount”) shall be deposited in an account to be known as the “Purchase Price Adjustment Escrow Account,” and (B) Ten Million Dollars ($10,000,000) (the “Indemnification Escrow Amount”) shall be deposited in an account to be known as the “Indemnification Escrow

Account,” each established pursuant to the terms of an escrow agreement, substantially in the Form of Exhibit D attached hereto (the “Closing Escrow Agreement”).  Pursuant to the Closing Escrow Agreement, the Purchase Price Adjustment Escrow Amount shall be utilized exclusively to fund any adjustment to the Estimated Purchase Price pursuant to Section 2.4(d).  Subject to Section 9.4(c), the Indemnification Escrow Amount shall serve as security for and the sole source of payment of Seller’s obligations pursuant to ARTICLE 9 (if any), and will be held by the Escrow Agent in escrow subject to the terms and conditions of the Closing Escrow Agreement until the date that is twelve (12) months after the Closing Date, at which time, in accordance with the terms of the Closing Escrow Agreement, the Escrow Agent will pay the Indemnification Escrow Amount not subject to pending Claims of Buyer Indemnitees (including all undistributed income included therein) to Seller;

(ii)                                  to the holders of the Funded Indebtedness (if any), an amount sufficient to repay all such Funded Indebtedness in accordance with the Pay-off Letters pursuant to wire transfer instructions set forth in the Pay-off Letters, with the result that immediately following the Closing there will be no further monetary obligations of the Group Companies with respect to any such Funded Indebtedness;

(iii)                               to each applicable service provider, the applicable portion of the Seller Expenses in accordance with payment instructions delivered by Seller to Buyer; and

(iv)                              to Seller, an amount equal to the Estimated Purchase Price minus the Escrow Amount and minus the Deposit.

All payments made by Buyer pursuant to this Section 2.3(c) shall be made at the Closing by wire transfer of immediately available funds to accounts that are specified by Seller no later than two (2) Business Days prior to the Closing Date.

(d)                                 Other Closing Deliveries. At the Closing, the closing certificates and other documents required to be delivered pursuant to ARTICLE 7 with respect to the Closing shall be exchanged.

Section 2.4                                    Purchase Price.

(a)                                 Estimated Purchase Price.  No later than three (3) Business Days prior to the Closing, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth its good faith estimates of Closing Working Capital, Cash and Cash Equivalents, the Notes Receivable Amount, Closing Indebtedness and Seller Expenses, together with a calculation of the Purchase Price based on such estimates (the “Estimated Purchase Price”). The Estimated Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.4(e).

(b)                                 Determination of Final Purchase Price.

(i)                                     No later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s good faith determination of the actual amounts of Closing Working Capital, Cash and Cash Equivalents, the Notes Receivable Amount, Closing Indebtedness and Seller Expenses, together with a calculation of the Purchase Price based thereon. The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.4(e).  If Buyer does not timely deliver the Closing Statement within ninety (90) days after the Closing Date, Buyer and Seller shall, pursuant to the Closing Escrow Agreement, direct the Escrow Agent to distribute all of the Purchase Price Adjustment Escrow Funds to Seller.

(ii)                                  Within sixty (60) days following receipt by Seller of the Closing Statement, Seller may deliver written notice (an “Objection Notice”) to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement. Any amount, determination or calculation contained in the Closing Statement and which is not specifically disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the Parties. If Seller does not timely deliver an Objection Notice with respect to the Closing Statement within such sixty (60) day period, the Closing Statement will be final, conclusive and binding on the Parties. If an Objection Notice is timely delivered within such sixty (60) day period, Buyer and Seller shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”). If Buyer and Seller, notwithstanding such good faith efforts, fail to resolve any Objections within thirty (30) days after Seller delivers an Objection Notice, then Buyer and Seller shall jointly engage the Boston, Massachusetts office of McGladrey LLP (the “Accounting Firm”) to resolve such disputes (acting as an expert and not an arbitrator) in accordance with this Agreement as soon as practicable thereafter (but in any event within thirty (30) days after engagement of the Accounting Firm). Buyer and Seller shall cause the Accounting Firm to deliver a written report containing its calculation of the disputed Objections (which calculation shall be within the range of dispute between the Closing Statement and the Objection Notice) within such thirty (30) day period. All Objections that are resolved between the Parties or are determined by the Accounting Firm will be final, conclusive and binding on the Parties, absent manifest error. The costs and expenses of the Accounting Firm shall be allocated by the Accounting Firm and apportioned between Seller, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of such resolved disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Accounting Firm) bears to the total amount of such resolved disputed items so submitted.

(c)                                  Access. Buyer shall, and shall cause each Group Company to, make its financial records, accounting personnel and advisors available to Seller, its accountants and other representatives and the Accounting Firm at reasonable times during the review by Seller and the Accounting Firm of, and the resolution of any Objections with respect to, the Closing Statement.

(d)                                 Adjustments.

(i)                                     Upon the determination, in accordance with Section 2.4(b), of the final calculations of the amounts of Closing Working Capital, Cash and Cash Equivalents, the Notes Receivable Amount, Closing Indebtedness and Seller Expenses, the Purchase Price shall be recalculated using such finally determined amounts in lieu of the amounts used in the Estimated Closing Statement.  The term “Final Purchase Price” means the result of such recalculation of the Estimated Purchase Price.

(ii)                                  If the Final Purchase Price is less than the Estimated Purchase Price (the amount of such deficiency is referred to herein as the “Deficiency”) and the Deficiency is less than the amount of the Purchase Price Adjustment Escrow Amount, then Buyer and Seller shall, pursuant to the Closing Escrow Agreement, direct the Escrow Agent to (A) distribute the amount of the Deficiency from the Purchase Price Adjustment Escrow Account to or as directed by Buyer, and (B) distribute the remaining amount of the Purchase Price Adjustment Escrow Funds to Seller.

(iii)                               If the Final Purchase Price is less than the Estimated Purchase Price and the amount of the Deficiency is equal to or greater than the amount of the Purchase Price Adjustment Escrow Amount, then Buyer and Seller shall, pursuant to the Closing Escrow Agreement, direct the Escrow Agent to distribute the entire Purchase Price Adjustment Escrow Amount to or as directed by Buyer (and shall thereafter cause the Purchase Price Adjustment Account to be closed) and disburse the balance of the Deficiency from the Indemnification Escrow Account, and Seller, within three (3) Business Days, shall replenish the Indemnification Escrow Account with an amount equal to the amount disbursed therefrom on a dollar-for-dollar basis.

(iv)                              If the Final Purchase Price is greater than the Estimated Purchase Price (the amount of such excess is referred to herein as the “Positive Adjustment Amount”), then:

(A)                               Buyer and Seller shall, pursuant to the Closing Escrow Agreement, direct the Escrow Agent to distribute all of the Purchase Price Adjustment Escrow Funds to Seller; and

(B)                               Buyer shall, within three (3) Business Days after the determination of the Final Purchase Price, pay or cause to be paid by wire transfer of immediately available funds to the account of Seller an amount in cash equal to the Positive Adjustment Amount.

(v)                                 Any payments made pursuant to Section 2.4(d) shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required under applicable Law.

(e)                                  Accounting Procedures. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with GAAP and using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Latest Balance Sheet, except that such statements, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP, and (iii) shall, to the extent applicable, be calculated in accordance with Exhibit A even if such procedures and/or valuation criteria are not consistent with the Group Companies’ past practices and procedures.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

The Company hereby represents and warrants to Buyer as follows:

Section 3.1                                    Organization and Qualification; Subsidiaries.

(a)                                 As detailed on Schedule 3.1, each Group Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each Group Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. The Company has made available to Buyer copies of each of the Group Companies’ respective Governing Documents in effect as of the date of this Agreement.

(b)                                 Each Group Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2                                    Capitalization of the Group Companies.

(a)                                 The entire authorized capital stock of the Company consists of 10,000 shares of Common Stock.  The Shares comprise all of the Company’s issued and outstanding capital stock, were duly authorized and validly issued, and are fully paid and non-assessable.  The Shares are not subject to, nor were they issued in violation of, any preemptive rights and the Shares were issued in compliance with applicable federal and state securities laws. There are no outstanding (i) other equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company, (iii) Contracts defining the rights of security holders of the Company or any Contract relating to the voting of any shares of capital stock or other ownership interests of the Company, other than pursuant to its Governing Documents; or (iv) options, subscriptions, warrants, conversion rights or Contracts of any kind outstanding or other rights to acquire from the Company or obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company. At the Closing, Seller will deliver to Buyer the Shares, free and clear of all Liens (other than restrictions on transfer imposed by applicable federal, state and other securities laws), and no Person has any right to acquire any other equity securities of the Company or the right to payment in respect of the value of any equity security of the Company.

(b)                                 Except as set forth on Schedule 3.2, no Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person. Schedule 3.2 sets forth the name, owner, jurisdiction of formation or organization (as applicable), authorized and issued and outstanding amounts of capital stock, and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each Person of which such Group Company owns, directly or indirectly, any equity or equity-related securities. All outstanding equity securities of each Subsidiary of the Company have been duly authorized and validly issued, are free and clear of any preemptive rights (except to the extent provided by applicable law and other than such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or Liens (other than restrictions on transfer imposed by applicable federal, state and other securities laws) and are wholly-owned, beneficially and of record, by another Group Company. Except as set forth on Schedule 3.2, there are no outstanding (i) equity securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or (iii) options or other rights to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company.

Section 3.3                                    Authority.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company is a party will be) duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is a party will be duly and validly authorized, executed and delivered by Buyer), enforceable against the Company in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4                                    Financial Statements.  Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(a)                                 the audited consolidated balance sheet of the Company as of May 31, 2014, and the related audited consolidated statements of income and cash flows for the fiscal year then ended;

(b)                                 the audited consolidated balance sheet of the Company as of May 31, 2013, and the related audited consolidated statements of income and cash flows for the fiscal year then ended; and

(c)                                  the unaudited consolidated balance sheet of the Company as of July 31, 2014 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of income and cash flows for the two (2)-month period then ended.

(d)                                 Except as set forth on Schedule 3.4, the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and, in the case of unaudited Financial Statements, for the absence of footnotes and year-end adjustments, and (ii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments).

(e)                                  Except (i) as set forth on Schedule 3.4(e), (ii) as and to the extent set forth in the Financial Statements (or the notes thereto) and (iii) for liabilities and obligations (x) under this Agreement, (y) incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet or (z) that will be paid at Closing, none of the Group Companies has any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise) that is required by GAAP to be reflected or reserved against in a balance sheet of such Group Company (or in the notes thereto).

Section 3.5                                    Consents and Approvals; No Violations.  Except as set forth on Schedule 3.5, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which such Group Company is a party or the consummation by the Company of the transactions contemplated hereby, except for compliance with and filings under the HSR Act. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth on Schedule 3.5, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract, Real Property Lease or Material Permit, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any Group Company.

Section 3.6                                    Material Contracts.

(a)                                 Except as set forth on Schedule 3.6(a) (all Contracts listed on Schedule 3.6(a), collectively, the “Material Contracts”) and except for this Agreement and except for any Real Property Lease, no Group Company is a party to or bound by, nor are their properties or assets bound by, any:

(i)                                     employment Contract;

(ii)                                  pension, profit-sharing, incentive, retirement, deferred compensation or bonus plan;

(iii)                               stock or equity purchase plan, stock or equity option plan or any similar equity ownership plan;

(iv)                              Contract relating to Indebtedness (whether owed by or to a Group Company);

(v)                                 Contract under which any Group Company is lessee of or holds or operates any tangible personal property, owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $200,000;

(vi)                              Contract under which any Group Company is lessor of or permits any third party to hold or operate any tangible personal property, owned or controlled by any Group Company, except for any Contract under which the annual rental payments do not exceed $200,000;

(vii)                           partnership agreements and joint venture agreements relating to the Group Companies;

(viii)                        Contract of indemnification or guaranty of any obligation for borrowed money or other material guaranty of any Person, including between any Group Company and any of their officers, directors or employees, in each case, other than any such agreements or guarantees that are entered into in the ordinary course of business;

(ix)                              Contract prohibiting any Group Company from freely engaging in any material business, including restrictions on any Group Company’s ability to compete;

(x)                                 collective bargaining agreement;

(xi)                              Contract or group of related Contracts with the same party for the purchase of product, services, marketing or advertising, involving payments in excess of $200,000, except for fuel supply agreements with Dealers entered into in the ordinary course of business;

(xii)                           Contract or group of related Contracts with the same party for the sale of products, services, marketing or advertising, under which the undelivered balance of such products or services has a sales price in excess of $200,000, except for fuel supply agreements with Dealers entered into in the ordinary course of business;

(xiii)                        Contract evidencing or relating to any obligations of any Group Company with respect to the issuance, sale, repurchase or redemption of any equity securities;

(xiv)                       Contract defining the rights of stockholders or any Contract relating to the voting of any shares of capital stock or other ownership interests;

(xv)                          Contract that relates to the disposition or acquisition of assets or properties by any Group Company outside of the ordinary course of business, or any merger or business combination with respect to any Group Company, in each case, during the previous five (5) years; or

(xvi)                       any other Contract that involves the expenditure, payment or receipt of more than $200,000 in the aggregate and is not terminable by the Company without penalty on notice of ninety (90) days or less, except for fuel supply agreements with Dealers entered into in the ordinary course of business.

(b)                                 Except as set forth on Schedule 3.6(b), each Material Contract is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the Knowledge of the Company, each other party thereto (subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Group Company is in breach or violation of or default under any Material Contract, and, to the Company’s Knowledge, no other party to any Material Contract is in breach or violation of or default under any such Contract. There does not exist any event which (with or without notice, passage of time, or both) would constitute a breach, violation of or default under any Material Contract (i) by any Group Company or (ii) to the Company’s Knowledge, by any counterparty thereto, in each case, which breach, violation or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7                                    Absence of Changes.  Except as set forth on Schedule 3.7, since the date of the Latest Balance Sheet, (i) there has not been any Company Material Adverse Effect and (ii) each Group Company has conducted its business in the ordinary course substantially consistent with past practices. Except as set forth on Schedule 3.7, since the date of the Latest Balance Sheet, no Group Company has:

(a)                                 suffered any material damage, destruction or loss (whether or not covered by insurance) from fire or other casualty to its tangible property;

(b)                                 revalued any of their respective assets, including writing off notes or accounts receivable other than in the ordinary course of business in amounts that are not, individually or in the aggregate, material to the business of the Group Companies, taken as a whole;

(c)                                  made any capital expenditures or commitments therefor involving amounts that exceed $200,000 in the aggregate, except for capital expenditures incurred in the ordinary course of business;

(d)                                 sold, leased, licensed, mortgaged, assigned or transferred any of its tangible or intangible assets, except in the ordinary course of business;

(e)                                  suffered any extraordinary losses or canceled, waived, compromised or released any rights or claims involving amounts that exceed $200,000 in the aggregate;

(f)                                   made any investment in or loan to any Person, or acquired any business or Person, by merger or consolidation, purchase or sale of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing;

(g)                                  issued, sold or otherwise permitted to become outstanding any capital stock or other equity interests, or split, combined, reclassified, repurchased or redeemed any shares of its capital stock or other equity interests;

(h)                                 materially modified, changed or terminated any Material Contract;

(i)                                     adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization;

(j)                                    changed, in any material respect, its accounting principles, practices or methods except as required or permitted by Law or GAAP; or

(k)                                 authorized, agreed, resolved or committed to any of the foregoing.

Section 3.8                                    Litigation.  Except as set forth on Schedule 3.8, there is no Proceeding pending or, to the Company’s Knowledge, threatened or under investigation against any Group Company, any of their respective properties, assets or business, or, to the Company’s Knowledge, any of their respective current or former officers or directors, in their capacity as such, or Seller, with respect to the Group Companies, before any Governmental Entity, to the extent that such Proceedings would exceed $50,000, individually, or $350,000 in the aggregate. Except as set forth on Schedule 3.8, no Group Company, nor any of their respective properties, assets or business, or, to the Company’s Knowledge, any of their respective current or former officers or directors, in their capacity as such, or Seller, with respect to the Group Companies, is subject to any outstanding Order.

Section 3.9                                    Compliance with Applicable Law.  Except as set forth on Schedule 3.9, the Group Companies hold all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted or ownership of their respective properties or assets (the “Material Permits”). Each Group Company is in compliance with all such Material Permits. All such Material Permits are valid and in full force and effect. No Group Company is in default or violation of any term, condition or provision of any such Material Permit applicable to it. There is no pending or, to the Company’s Knowledge, threatened Proceeding with respect to revocation, cancellation, suspension or nonrenewal of any such Material Permit. The business of the Group Companies is operated in compliance with all applicable Laws and Orders that are material to the operation of the Group Companies’ business. To the Company’s Knowledge, none of the Group Companies is under investigation with respect to any violation of any Laws or Orders that are material to the operation of the Group Companies’ business. During the three (3) years prior to the date of this Agreement, none of the Group Companies has received written notice of or, to the Company’s Knowledge, been threatened to be charged with any violation of any applicable Laws and Orders that are material to the operation of the Group Companies’ business. This Section 3.9 does not relate to Tax matters (which is the subject of Section 3.15), environmental matters (which is the subject of Section 3.11), employee benefit plan matters (which is the subject of Section 3.10), intellectual property matters (which is the subject of Section 3.12) or labor matters (which is the subject of Section 3.13).

Section 3.10                             Employee Plans.

(a)                                 Schedule 3.10(a) lists all Employee Benefit Plans. The Company has made available to Buyer accurate and complete copies of the following documents, as applicable: (i) current plan documents for the Employee Benefit Plans and any amendments thereto; (ii) the most recent determination or opinion letter from the IRS; (iii) the most recently filed IRS Form 5500, with all schedules and the accountant’s opinion, if applicable; (iv) the most recent financial statements and actuarial valuation report; (v) the current summary plan description and any summaries of material modifications with respect thereto; (vi) all related trust agreements, insurance contracts, and other funding arrangements.

(b)                                 No Employee Benefit Plan is, and none of the Group Companies or any ERISA Affiliate thereof has any liability with respect to, a Multiemployer Plan or a plan that is subject to Title IV of ERISA or Section 412 of the Code. No Employee Benefit Plan provides health or other welfare benefits to former employees of any Group Company other than health continuation coverage pursuant to COBRA.

(c)                                  Except as set forth on Schedule 3.10(c), each Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in the loss of the qualified status of any such Employee Benefit Plan.

(d)                                 No Group Company has engaged in any non-exempt prohibited transaction described in ERISA Sections 406 or Code Section 4975 or breach of fiduciary duty described in ERISA Section 404 with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA or the Code.

(e)                                  Each Group Company has paid all material contributions, premiums, benefits and other amounts due to be paid to or under any Employee Benefit Plan by the Closing Date and has appropriately reflected in the Financial Statements in accordance with GAAP, as consistently applied by the Group Companies, any material amounts due to be paid to or under any Employee Benefit Plan after the Closing Date.

(f)                                   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, accelerate or increase the amount of any payment or benefit to any person under any Employee Benefit Plan. No amount paid or payable under any Employee Benefit Plan to any person in connection with the execution of this Agreement or as a result of the transactions contemplated hereby will be deemed an “excess parachute payment” within the meaning of Section 280G of the Code.

(g)                                  There are no audits, examinations or investigations by any Governmental Entity or any claims (other than routine claims for benefits) relating to any Employee Benefit

Plan that are pending or, to the Company’s Knowledge, threatened, that would reasonably be expected to result in a material liability to a Group Company.

Section 3.11                             Environmental Matters.

(a)                                 Except as set forth on Schedule 3.11(a):

(i)                                     To the Company’s Knowledge, each of the Owned Real Properties and each of the Leased Real Properties and the operations conducted thereon by the Group Companies are in material compliance with all applicable Environmental Laws.

(ii)                                  To the Company’s Knowledge, the Group Companies hold all material permits, licenses and other authorizations that are required pursuant to Environmental Laws for their operations as currently conducted.

(iii)                               No Group Company has received any currently unresolved written notice from a Governmental Entity of any material violation of Environmental Laws, other than those related to investigatory, corrective or remedial obligations under Environmental Laws.

(iv)                              To the Company’s Knowledge, the only releases of Hazardous Substance in, on, under or from any Owned Real Property or any Leased Real Property currently requiring investigatory, corrective or remedial action under Environmental Laws by any of the Group Companies are set forth Schedule 3.11(a)(iv).

(b)                                 To the Company’s Knowledge, Schedule 3.11(b) contains a list of all material insurance, indemnities, and escrows available for the benefit of the Group Companies with respect to remediation of any Owned Real Property or any Leased Real Property under Environmental Laws for which any Group Company has liability or potential liability.

(c)                                  This Section 3.11 and the related bring-down of such representation in the Company Certificate contain the sole and exclusive representations and warranties of Seller with respect to environmental matters, including any matters arising under Environmental Laws.

Section 3.12                             Intellectual Property.

(a)                                 Except as set forth on Schedule 3.12(a), the Group Companies own, license or otherwise have a right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property Rights necessary for the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”). Schedule 3.12(a) sets forth a list of (a) registrations for patents, trademarks or other Group Company IP Rights owned by any Group Company and (b) patent or trademark applications or applications for the registration of Group Company IP Rights owned by any Group Company, indicating for each, the applicable jurisdiction, title, registration number (or application number) and the date issued (or date filed). To the Company’s Knowledge, the Group Companies have exclusive ownership of all Group Company IP Rights set forth on Schedule 3.12(a), and there is no reasonable basis for a claim that any such applications or registrations are invalid or unenforceable. Schedule 3.12(a) sets forth a correct and complete list of any and all Contracts or other arrangements pursuant to which (x) any Group Company has been granted or otherwise receives any claim, right or interest to use, exercise or practice any right under any Person’s Intellectual Property Rights, including any Software (excluding license agreements for non-customized (except for customizations made in the ordinary course) commercially available software applications programs and licenses implied in connection with the marketing and sale of products) (the “Third Party Licenses”) and (y) any Person has been granted or otherwise receives any right or interest to use, exercise or practice any right under any Group Company IP Rights or any Group Company has agreed to limit its right to exploit the Group Company IP Rights in any manner.

(b)                                 Except as set forth on Schedule 3.12(b), (x) there is not pending or, to the Company’s Knowledge, threatened against any Group Company any claim by any third party contesting the use or ownership of any Group Company IP Right owned or used by such Group Company, or alleging that any Group Company is infringing any Intellectual Property Rights of a third party in any respect, and (y) there are no claims pending that have been brought by any Group Company against any third party alleging infringement of any Intellectual Property Rights owned by such Group Company. Except as set forth on Schedule 3.12(b), to the Company’s Knowledge, (A) the conduct of the business of the Group Companies as currently conducted does not infringe any Intellectual Property Rights of any third party and (B) no third party is infringing any Group Company IP Rights.

(c)                                  No Group Company is in breach of any Third Party Licenses.

(d)                                 Except as set forth on Schedule 3.12(d), neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time or both, result in, or give any other Person the right or option to cause or declare, (i) a loss or termination of, or Lien on, any Group Company IP Rights; (ii) a breach of any Contract listed or required to be listed in Schedule 3.12(a) (including, but not limited to, any third party’s right to consent to any change in control); (iii) the release, disclosure, or delivery of any Group Company IP Rights by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right, title or interest under, to, or in any of the Group Company IP Rights.

Section 3.13                             Labor Matters.

(a)                                 Seller has made available to Buyer a complete and accurate list of the following information for each employee and officer of each Group Company, including each employee on leave of absence or layoff status: employer; name; job title; primary work location; date of hiring or engagement; and current compensation (including, as applicable, base salary, bonus, car allowance, company provided vehicle and all other forms of direct or indirect compensation).

(b)                                 Each Group Company is in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including those laws governing employee classification, wage and hour, wage payment and compensation, employee benefits, leaves of absence, non-discrimination, anti-harassment, anti-retaliation, whistle-blowing, health and safety, workers’ compensation, and immigration. The Company has made available to Buyer accurate and complete copies of all employee manuals and handbooks, applicable to current employees of each Group Company.

(c)                                  Except as set forth on Schedule 3.13(c), (a) no Group Company has entered into or is otherwise subject to any collective bargaining agreement or other labor Contract with respect to its employees, nor is any such Contract being negotiated by or on behalf of any Group Company or its employees, (b) there is no material labor strike, labor dispute, picketing, or work stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting any Group Company, (c) to the Company’s Knowledge, no union organization campaign and no application or petition for an election of or for certification of a collective bargaining agent is pending or in progress with respect to any employees of any Group Company, nor is any employee of any Group Company represented by a union or labor organization or subject to a collective bargaining agreement, and (d) there is no material unfair labor practice, charge, grievance, arbitration or complaint pending or, to the Company’s Knowledge, threatened against any Group Company, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Entity.

(d)                                 No Group Company has engaged in any location closing or employee layoff activities during the three (3) year period prior to the date hereof that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation. Except as set forth on Schedule 3.13(d), there has been no charge of discrimination, harassment, retaliation, and/or other wrongdoing filed against or, to the Company’s Knowledge, threatened against any Group Company with the Equal Employment Opportunity Commission or similar state or local Governmental Entity during the last twelve (12) months. Except as disclosed in Schedule 3.13(d), no Proceedings are pending or, to the Company’s Knowledge, threatened with respect to employment or labor Laws and the employment of any employee or former employee by any Group Company. Except as set forth on Schedule 3.13(d), there are no outstanding government Orders or settlements to which any Group Company is a party with respect to its employees or former employees.

Section 3.14                             Insurance.

(a)                                 Schedule 3.14(a) contains a list of all policies of fire, liability, workers’ compensation, property, casualty, and other forms of insurance owned or held by the Group Companies as of the date of this Agreement (the “Group Policies”). All premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid prior to the Closing, and no notice of cancellation or termination has been received by any Group Company with respect to any of the Group Policies. To the Company’s Knowledge, all of the Group Policies are in full force and effect. During the last twelve (12) months, none of the Group Companies have received any written notice of increase in premiums with respect to, or cancellation or non-renewal of, any of the Group Policies, except for general increases in rates to which similarly situated companies are subject and notices of non-renewal customarily given prior to the expiration of a current term of a policy, been refused any insurance coverage or had any insurance policy canceled, or made any claim against an insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. The Group Companies have timely filed all claims for which they are seeking payment or other coverage under any of the Group Policies. The Group Companies are not in default in any material respect under any of the Group Policies.

(b)                                 Schedule 3.14(b) sets forth a true and complete list of all open claims against the Group Companies under the Group Policies.

Section 3.15                             Tax Matters.  Except as set forth on Schedule 3.15:

(a)                                 Each Group Company has filed all federal Income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns were true, correct, and complete in all material respects. All material Taxes due and payable by any Group Company (whether or not shown on any Tax Return) have been paid or have been adequately reserved for on their books, in accordance with the past custom and practice of the Group Companies in preparing their Financial Statements.  No written claim has been received by Seller or any Group Company within the past three (3) years by a Taxing Authority in a jurisdiction where any Group Company does not file Tax Returns asserting that such Group Company is subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any Group Company. Each Group Company has withheld and paid all Taxes required to have been withheld and paid to a Taxing Authority in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(b)                                 No material Tax claim concerning any Tax liability of any Group Company is currently in process, and to the Knowledge of the Company, no such Tax claim is threatened or contemplated.  All material deficiencies asserted or assessments made by a Taxing Authority as a result of any examinations of any Group Company have been fully paid, or are reflected as a liability in the Financial Statements, or are being contested in good faith and are described on Schedule 3.15.  No Tax audits or administrative or judicial proceedings are currently being conducted, pending or, to the Knowledge of the Company, threatened in writing with respect to any Group Company.  No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)                                  Schedule 3.15(c) lists all federal, state and foreign Income Tax Returns filed with respect to each Group Company for the three taxable years ended May 31, 2011, May 31, 2012, and May 31, 2013, and with respect to such Tax Returns, indicates those Tax Returns that have been audited by a Taxing Authority, indicates those Tax Returns that are currently the subject of such a Tax audit, and indicates those Tax Returns whose Tax audits have been closed.  Seller has made available to Buyer true and complete copies of all such Income Tax Returns filed by each Group Company with respect to the fiscal years ended May 31, 2011, May 31, 2012, and May 31, 2013.

(d)                                 Except for Contracts entered into by a Group Company in the ordinary course of business that do not principally pertain to Taxes, or Contracts solely between or among the Group Companies, no Group Company is a party to or bound by any Tax allocation, Tax sharing, or Tax indemnity agreement or similar arrangement.

(e)                                  No Group Company (A) has been a member of a Consolidated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than a Group

Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.  Each of the Group Companies is a member of an “affiliated group” (as defined in Section 1504 of the Code) of which the Company is the common parent and which has in effect a valid election to file consolidated federal Income Tax Returns.

(f)                                   No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)                                     change in method of accounting for a taxable period ending on or prior to the Closing Date (excluding, however, any change in method of accounting adopted by or with respect to any Group Company in connection with or following the Closing);

(ii)                                  “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Income Tax law) executed by or with respect to a Group Company before the Closing Date;

(iii)                               intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. Income Tax law) (excluding, however, any such transaction or accounts among or between any of the Group Companies);

(iv)                              installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)                                 election under Code Section 108(i).

(g)                                  Within the past three (3) years, no Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(h)                                 No Group Company is or has been a party to any ‘‘reportable transaction,’’ as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).

(i)                                     To the Knowledge of the Company, each Group Company has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(j)                                    None of the property of a Group Company is held in an arrangement that constitutes a “partnership” for federal Income Tax purposes, and no Group Company owns any interest in any “controlled foreign corporation” (as defined in section 957 of the Code), or a “passive foreign investment company” (as defined in section 1297 of the Code).  No property of a Group Company is “tax exempt use property” (within the meaning of section 168(h) of the

Code) or “tax exempt bond financed property” (within the meaning of section 168(g)(5) of the Code).

(k)                                 There is no material property or obligation of the Group Companies, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

This Section 3.15 and the related bring-down of such representation in the Company Certificate contain the sole and exclusive representations and warranties of the Company in this ARTICLE 3 with respect to Taxes, except as specifically provided in Section 3.10.  Further, the representations and warranties made in Section 3.15 refer only to the past activities of the Group Companies, and are not intended to serve as representations and warranties regarding, or guarantee of, nor can they be relied upon with respect to, Taxes attributable to any periods or portions thereof after the Closing Date.

Section 3.16                             Brokers. No broker, finder, financial advisor or investment banker, other than Matrix Private Equities, Inc. (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.

Section 3.17                             Real and Personal Property.

(a)                                 Owned Real Properties.  Schedule 3.17(a) sets forth the mailing address of each Owned Real Property. With respect to each Owned Real Property: (A) the Group Company that owns such Real Property (the “Real Property Owner”) has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens as of the Closing, except Permitted Liens, (B) except as set forth in Schedule 3.17(a) and except for any applicable Material Contracts, there are no written leases, concessions or other Contracts granting to any Person other than a Group Company the right to use or occupy such Owned Real Property or any portion thereof; (C) except as set forth in Schedule 3.17(a), the right of Buyer pursuant to this Agreement, and any rights benefiting the Group Companies, there are no outstanding purchase and sale contracts, options, rights of first offer, rights of first refusal to purchase, or rights of repurchase or forfeiture of or with respect to such Owned Real Property or any portion thereof or interest therein, other than any rights that may be granted by Law under the PMPA, (D) the Real Property Owner is not a party to any agreement or option to purchase any real property or interest therein relating to the Group Companies’ business, (E) neither Seller nor the Real Property Owner has received any written notice of Proceedings pending and, to the Knowledge of the Company and the Real Property Owner, there are no Proceedings threatened against or affecting, such Owned Real Property or any portion thereof or interest therein in the nature of or in lieu of condemnation or eminent domain proceedings, and (F) there are no consents or approvals related to such Owned Real Property required for the consummation of the transactions contemplated by this Agreement except as set forth in Schedule 3.17(a).

(b)                                 Leased Real Property.

(i)                                     Schedule 3.17(b)(i) sets forth a list of all leases (collectively, the “Real Property Leases” and each, individually, a “Real Property Lease”) of real property (collectively, the “Leased Real Properties” and each, individually, a “Leased Real Property”) pursuant to which any Group Company is a tenant (the “Group Company Tenant”). Except as set forth on Schedule 3.17(b)(i), each Real Property Lease is valid and binding on the Group Company Tenant party thereto, enforceable against such Group Company Tenant in accordance with its terms (subject to proper authorization and execution of such Real Property Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.17(b), each Group Company Tenant, and, to the Company’s Knowledge, each of the other parties thereto, has performed in all material respects all obligations required to be performed by it under each Real Property Lease to which it is a party.

(ii)                                  Except as disclosed on Schedule 3.17(b)(ii) and any rights benefiting the Group Companies, (i) there are no written subleases, concessions or other Contracts granting to any Person other than a Group Company the right to use or occupy any Leased Real Property, (ii) there are no outstanding options, rights of first offer, or rights of first refusal to purchase, or rights of repurchase or forfeiture of or with respect to all or a portion of any Leased Real Property, other than any rights that may be granted by Law under the PMPA, and (iii) no consent to the transactions contemplated by this Agreement are required to be obtained by any landlord of any Leased Real Property.

(c)                                  Personal Property. One or more of the Group Companies own good and valid title to or hold under valid leases all material machinery, equipment, other tangible assets reflected in the Financial Statements and other tangible personal property (excluding, for the avoidance of doubt, Intellectual Property Rights) necessary for the conduct of their businesses as currently conducted, free and clear of Liens except for Liens identified on Schedule 3.17(c) and Permitted Liens (“Personal Property”). Schedule 3.17(c) sets forth a schedule of leases of Personal Property in which a Group Company is a lessee, requiring annual payments in excess of $100,000, the monthly or annual rent therefor (as applicable), the term and expiration date of the lease and whether a Group Company or the lessor will own the Personal Property at the end of the term thereof. All of such Personal Property necessary for the conduct of the respective businesses of the Group Companies is (i) in normal operating condition and repair, ordinary wear and tear excepted and (ii) sufficient for the continuing conduct of the respective businesses of the Group Companies as presently conducted for the useful life of such Personal Property.

(d)                                 Franchises. The operating service stations and convenience stores on the Owned Real Properties and/or the Leased Real Properties that are subject to a Franchise Relationship, pursuant to lease or sublease agreements, franchise agreements, motor fuels sales agreements and other agreements constituting the Franchise Relationship, are identified on Schedule 3.17(d) attached hereto.  To the Seller’s Knowledge, the Seller is in compliance with the Franchise Relationship and the transactions contemplated by this Agreement do not violate any Franchise Statute.

Section 3.18                             Transactions with Affiliates.  Schedule 3.18 sets forth all Contracts between any Group Company, on the one hand, and Affiliates of the Company (other than any

Group Company or any employee of any Group Company who is not an officer of any Group Company), on the other hand. Except as disclosed on Schedule 3.18 and to the Company’s Knowledge, none of the Group Companies or their respective Affiliates, directors, officers or employees (a) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Group Company) which is a material client, supplier, Dealer, customer, lessor, lessee or competitor of any Group Company or (b) owns any property right, tangible or intangible, which is used by a Group Company in the conduct of its business.

Section 3.19                             Inventory.  All Inventory of the Group Companies, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such Inventory is owned by the Group Companies free and clear of all Liens, except for Permitted Liens, and no such Inventory is held on a consignment basis.

Section 3.20                             Material Suppliers and Dealers.  Schedule 3.20 sets forth the name of each of the top fifteen (15) suppliers, excluding any taxing authority, of the Group Companies (taken as a whole) by aggregate amounts purchased during the fiscal year ending May 31, 2014 (collectively, the “Material Suppliers”). Since the date of the Latest Balance Sheet, no Material Supplier or any Dealer has terminated, cancelled or otherwise materially and adversely modified its relationship with any Group Company (which such termination, cancellation or other modification, in the case of Dealers, has been made in writing) or, to the Company’s Knowledge, has threatened to terminate, cancel or otherwise materially and adversely modify its relationship with any Group Company (which such threat to terminate, cancel or otherwise modify, in the case of Dealers, has been made in writing). No Group Company is involved in any current dispute with any Material Supplier or any Dealer that, individually or in the aggregate, could be materially adverse to the Group Companies.

Section 3.21                             Exclusivity of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER AND THE COMPANY IN ARTICLE 3 OR ARTICLE 4 OF THIS AGREEMENT AND THE COMPANY CERTIFICATE, THE SHARES AND THE ASSETS OF THE GROUP COMPANIES ARE BEING ACQUIRED ON AN AS-IS, WHERE-IS BASIS AND SELLER AND THE COMPANY MAKE NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AT LAW OR IN EQUITY, REGARDING THE GROUP COMPANIES AND ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 4.1                                    Authority.  Seller has the requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which Seller is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby have been (and such Ancillary Documents to which Seller is a party will be) duly authorized by all necessary corporate action on the part of Seller. This Agreement has been (and the Ancillary Documents to which Seller is a party will be) duly executed and delivered by Seller and constitute a valid, legal and binding agreement of Seller, enforceable against Seller in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.2                                    Consents and Approvals; No Violations.  Except as set forth on Schedule 4.2, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party or the consummation by Seller of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act and (ii) those the failure of which to obtain or make would not have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing. Neither the execution, delivery and performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Seller’s Governing Documents, (b) except as set forth on Schedule 4.2, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement to which Seller is a party or (c) violate any Order of any Governmental Entity having jurisdiction over Seller, which in the case of any of clauses (b) through (c) above, would have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or delay the Closing.

Section 4.3                                    Title to the Shares.  Seller owns of record and beneficially all of the Shares, and Seller has good and marketable title to the Shares, free and clear of all Liens.

Section 4.4                                    Litigation.  There is no Proceeding pending or, to Seller’s actual knowledge, threatened against Seller before any Governmental Entity which would have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing or otherwise prevent Seller from complying with the terms and provisions of this Agreement. Seller is not subject to any outstanding Order that would have a material adverse effect on Seller’s ownership of the Shares, or otherwise prevent or materially delay the Closing.

Section 4.5                                    Brokers.  No broker, finder, financial advisor or investment banker, other than Matrix Private Equities, Inc. (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1                                    Organization.  Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby. Buyer has delivered to Seller copies of its respective Governing Documents in effect as of the date of this Agreement.

Section 5.2                                    Authority.  Buyer has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which Buyer is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby have been (and the Ancillary Documents to which Buyer is a party will be) authorized by all necessary action on the part of Buyer and no other proceeding on the part of Buyer is necessary to authorize this Agreement and the Ancillary Documents to which Buyer is a party or to consummate the transactions contemplated hereby. No vote of Buyer’s equityholders is required to approve this Agreement or for Buyer to consummate the transactions contemplated hereby. This Agreement has been (and the Ancillary Documents to which Buyer is a party will be) duly and validly executed and delivered by Buyer and constitute a valid, legal and binding agreement of Buyer (assuming this Agreement has been and the Ancillary Documents to which Buyer is a party will be duly authorized, executed and delivered by Seller and the Company), enforceable against Buyer in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3                                    Consents and Approvals; No Violations.  Except as set forth on Schedule 5.3, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby, except for compliance with and filings under the HSR Act. Neither the execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract to which Buyer is a party, or (c) violate any Order of any Governmental Entity applicable to Buyer or any of Buyer’s Subsidiaries or any of their respective properties or assets, which in the case of any of clauses (b) through (c) above, would have a material adverse effect on Buyer’s consummation of the transactions contemplated hereby, or otherwise prevent or delay the Closing.

Section 5.4                                    Brokers.  No broker, finder, financial advisor or investment banker, other than Raymond James (whose fees shall be paid by Buyer) is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its respective Affiliates for which Seller or the Company may become liable.

Section 5.5                                    Financing.  Buyer has, and will have on the Closing Date, sufficient funds available to consummate the transactions contemplated hereby, including to pay the Purchase Price and the fees and expenses of Buyer related to the transactions contemplated hereby. Buyer does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds at Closing.

Section 5.6                                    Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, none of Buyer or the Group Companies will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due.

Section 5.7                                    Investigation; No Other Representations.

(a)                                 Buyer (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, and (ii) has been furnished with or given full access to such documents and information about the Group Companies and their respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Buyer has received all materials relating to the business of the Group Companies that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company or Seller herein or to otherwise evaluate the merits of the transactions contemplated hereby. Seller and the Company have answered to Buyer’s satisfaction all inquiries that Buyer and its representatives and advisors have made concerning the business of the Group Companies or otherwise relating to the transactions contemplated hereby.

(b)                                 In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company and Seller expressly contained in ARTICLE 3 and ARTICLE 4, respectively, and the Company Certificate and Buyer acknowledges that, other than as set forth in this Agreement (as modified by the Schedules) and the certificates or other instruments delivered pursuant hereto, none of Seller, the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement (other than, for the avoidance of doubt, as set forth in this Agreement) or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available to Buyer and its representatives and advisors are not and shall not be deemed to be or to include representations or warranties of any Group Company or Seller (other than, for the avoidance of doubt, as set forth in this Agreement as modified by the Schedules), and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby.

Section 5.8                                    Acquisition of Equity For Investment.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Buyer confirms that it can bear the economic risk of its investment in the Shares and can afford to lose its entire investment in the Shares. Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable prospectus and registration requirements, except pursuant to an exemption therefrom under applicable securities Laws.

ARTICLE 6
COVENANTS

Section 6.1                                    Conduct of Business of the Group Companies.  Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, and Seller shall cause the Company and each other Group Company to, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (a) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (b) use commercially reasonable efforts to preserve substantially intact its goodwill and business organization and to preserve the present commercial relationships with key Persons with whom it does business (including customers, Dealers, suppliers, employees and others having material business dealings with it), (c) use commercially reasonable efforts to maintain its material assets and properties, (d) use commercially reasonable efforts to perform and comply with the Material Contracts and comply with all applicable Laws and Orders, (e) continue, in the ordinary course and consistent with past practice, all ongoing and/or scheduled environmental remediation expenditures, (f) continue, in the ordinary course and consistent with past practice, all maintenance capital expenditures and/or construction/works in progress expenditures and (g) not do any of the following:

(i)                                     take or omit to take any action that would reasonably be expected to result in a Company Material Adverse Effect;

(ii)                                  declare or pay a dividend on, or make any other distribution in respect of, its equity securities except cash dividends and distributions by any of the Subsidiaries of the Company to any of the other Group Companies and regularly scheduled cash distributions by the Company to Seller;

(iii)                               issue, sell or deliver any capital stock or other equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its capital stock or other equity securities, other than issuances by one Group Company to another Group Company;

(iv)                              effect any recapitalization, reclassification, stock or unit dividend, stock or unit split or like change;

(v)                                 acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets in the ordinary course of business consistent with past practices;

(vi)                              adopt any amendments to their respective Governing Documents;

(vii)                           sell, lease, assign, license, abandon, allow to lapse, transfer or otherwise dispose of, or mortgage, pledge or permit the incurrence of any Lien on, any material assets, including any Real Property, other than sales of products, inventory or services in the ordinary course of business consistent with past practice;

(viii)                        authorize any new capital expenditures or commitments exceeding $100,000 per expenditure or commitment or $250,000 in the aggregate for all such expenditures and commitments (including, but not limited to, additional advances or commitments on existing Notes, or new advances or commitments for new dealer notes), except for capital expenditures incurred in the ordinary course of business;

(ix)                              hire any executives or terminate the services of any existing executives, increase, accelerate or provide for additional compensation, benefits (fringe or otherwise) or other rights to any current or former employee, adopt, amend or terminate any Employee Benefit Plan, or agree to do any of the foregoing, except in the ordinary course of business consistent with past practice, or as contemplated by this Agreement or as required by applicable Law;

(x)                                 grant, agree to grant, or amend or modify any grant or agreement to grant, any severance, termination or retention payment to any employee, other than any payment included in “Seller Expenses”;

(xi)                              adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(xii)                           incur or permit to exist any Indebtedness except for Indebtedness that will be included in Closing Indebtedness;

(xiii)                        change its accounting policies or procedures except to the extent required to conform with GAAP, or change its fiscal year;

(xiv)                       settle or compromise any pending Proceedings except in the ordinary course of business consistent with past practice;

(xv)                          terminate or cancel any material insurance policy naming the Group Companies as its beneficiary or a loss payee;

(xvi)                       materially change the nature or scope of its business or enter into a new line of business;

(xvii)                    materially modify, change, renew, extend or terminate any Material Contract, other than renewals or extensions in the ordinary course of business (not to include any Franchise Contract with any major oil companies supplying fuel to the Group Companies), including but not limited to any prepayment, acceleration, forgiveness or any other type of payment on any Note, except regular amortization payments in the ordinary course consistent with past practice;

(xviii)                 make or change any Tax election, change an annual accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any Tax closing agreement, make any settlement of or compromise any Tax claim or assessment relating to any Group Company, surrender any right to claim a refund or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Group Company if such election, adoption, change, amendment, agreement, settlement, compromise, surrender or consent would have the effect of materially increasing the Tax liability of any Group Company for any period ending after the Closing Date; or

(xix)                       agree in writing or otherwise to do anything contained in clause (e) of this Section 6.1.

Section 6.2                                    Tax Matters.

(a)                                 All Transfer Taxes incurred in connection with or as a result of the transfer of the Shares from Seller to Buyer pursuant to this Agreement shall be paid by Buyer (notwithstanding any contrary allocation under applicable Law) when due.  Buyer shall file, to the extent it is required to do so by applicable Tax Laws, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.  Seller shall file any other Tax Returns and other documentation with respect to such Transfer Taxes. To the extent required by applicable Tax Laws, Seller, Buyer and each Group Company will join in the execution of any such Tax Returns or other documentation.  Buyer and Seller shall cooperate in good faith in a commercially reasonable manner to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b)                                 For purposes of this Agreement, when necessary to apportion Tax payments and Tax refunds for a Straddle Period, with respect to Taxes imposed on a periodic basis, such as property Taxes, the portion of such Taxes attributable to the portion of such Straddle Period ending on the Closing Date (the “Pre-Closing Straddle Period”) will be equal to the product of all such Taxes multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the commencement of such period through and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period.  In the case of any other Taxes for a Straddle Period, including (i) sales and use Taxes, (ii) payroll and similar Taxes, and (iii) Taxes based upon or related to income or receipts, the portion of such Taxes attributable to a Pre-Closing Straddle Period will be determined on the basis of a deemed closing of the books and records of the Group Companies as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated with respect to such Straddle Period on an annual basis shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

(c)                                  At Buyer’s expense, Buyer will prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns required to be filed after the Closing Date by the Group Companies (after giving effect to any valid extensions of the due date for filing any such Tax Returns) for any Pre-Closing Tax Period or Straddle Period.  Such Tax Returns will be prepared in a manner consistent with this Agreement and the Tax positions taken by the Group Companies before the Closing with respect to similar Tax Returns, so long as such Tax positions are in compliance with applicable Laws.  To the extent permitted by Law, all Transaction Tax Deductions shall be reflected as a deduction on the Income Tax Returns filed by or with respect to the Group Companies for the Pre-Closing Tax Period.  Buyer shall deliver to Seller a copy of all Tax Returns (together with all supporting schedules and workpapers) which pertain to any Pre-Closing Tax Period or Straddle Period for Seller’s approval at least forty-five (45) days before the date on which such Tax Return is required to be filed, or as soon as reasonably possible if the Tax Return is required (after taking into account all available extensions) to be filed within ninety (90) days following the Closing Date.  Seller may review such Tax Returns within twenty-five (25) days after the delivery of such Tax Returns.  Seller will be deemed to have approved such Tax Returns as prepared by Buyer if it does not submit written comments to Buyer within such twenty-five (25) day review period.  If Seller delivers written comments to Buyer within such twenty-five (25) day review period, Buyer and Seller shall negotiate in good faith to resolve any dispute in connection with such comments.  In the event Buyer and Seller are unable to agree on any such revisions within ten (10) days after Seller provides its comments, Buyer and Seller shall engage the Accounting Firm to resolve the matters in dispute, and the Accounting Firm’s determination with respect to such matters shall be final and binding on the Parties.  The Accounting Firm shall resolve the dispute in a manner consistent with the provisions of this Section 6.2 within twenty (20) days after the dispute has been referred to it.  Notwithstanding anything to the contrary in this Section 6.2(c), Buyer shall be entitled to file on behalf of the Group Companies, or cause to be filed, the applicable Tax Return without having incorporated the disputed items to avoid a late filing of such Tax Return.  If the Accounting Firm’s resolution of the dispute necessitates that a Tax Return filed in accordance with the previous sentence be amended, then Buyer shall cause an amended Tax Return to be filed that reflects such resolution.  The fees and expenses of the Accounting Firm shall be borne by each Party in the percentage inversely proportionate to the percentage of the total items submitted for dispute that are resolved in such Party’s favor.  Not later than five (5) days prior to the due date (after giving effect to any valid extensions of the due date) for payment of Taxes with respect to any Tax Return for a Pre-Closing Period or Straddle Period, Seller shall pay to Buyer the amount of any Seller Taxes due and payable by the Group Companies with respect to such Tax Return, provided that Seller shall not be obligated to pay any such Taxes prior to ten (10) days following the date on which Buyer provides Seller with such Tax Returns, schedules, and other documentation as reasonably necessary for Seller to confirm the amount of such Seller Taxes.

(d)                                 In preparing any Tax Return of the Group Companies for a Pre-Closing Tax Period, Buyer shall, to the extent permitted under applicable Law, claim any deduction, loss or credit with respect to items that accrued or were paid by or on behalf of the Group Companies on or before the Closing Date and that are deductible for Income Tax purposes, including Seller Expenses, and shall, to the extent permitted under applicable Law, carry back or carry forward any net operating losses of the Company to another Pre-Closing Tax Period prior to such amounts being carried forward to a Post-Closing Tax Period.

(e)                                  Without duplication of amounts paid pursuant to Section 6.2(h), to the extent not included as an asset (or as an offset to a liability) in the computation of the Closing Working Capital (as finally determined), any refund, credit, or reduction in Taxes paid or payable by or with respect to a Group Company shall, when actually realized (whether by refund, credit, overpayment, or offset against other Taxes due and payable), be promptly paid as follows: (i) to Seller if attributable to any Tax period or portion thereof ending on or before the Closing Date; and (ii) to Buyer if attributable to any Tax period or portion thereof beginning after the Closing Date.  For purposes of this Section 6.2(e), Tax refunds attributable to a Straddle Period shall be allocated in a manner consistent with Section 6.2(b).

(f)                                   Upon the reasonable request of Seller and at Seller’s expense, Buyer shall cause the Group Companies to promptly file amended Tax Returns to obtain any Tax refund that Seller reasonably believes should be available with respect to a Pre-Closing Tax Period or the Pre-Closing Straddle Period, including Tax Returns required to carry back any net operating or other losses or credits from the final Pre-Closing Tax Period to an earlier Pre-Closing Tax Period, so long as the Tax positions taken in such return are substantially in compliance with applicable Laws.  Any such Tax refund shall be subject to the obligations set forth in Section 6.2(e).

(g)                                  Seller, on the one hand, and Buyer and the Group Companies, on the other hand, will provide each other, at no charge, with such cooperation (including making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder) and information (including supporting schedules and workpapers) as any of them may reasonably request of the other(s) in the preparation or filing of any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund or overpayment of Taxes, the amount of any Seller Tax Benefits, or in connection with any audit, assessment, suit, proposed adjustment, deficiency, dispute, administrative, judicial or other proceeding or similar claim is commenced, proposed or made by any Taxing Authority.  Each of Buyer and Seller shall cooperate with the other Party, and with each of the Group Companies, by providing any information that the other Party or its Affiliates reasonably requires to determine its information and withholding obligations on payments made under this Agreement (including on the release of the Indemnification Escrow Amount).

(h)                                 Without duplication of amounts paid pursuant to Section 6.2(e), to the extent that a Group Company’s liability for Taxes for a Pre-Closing Tax Period or Pre-Closing Straddle period is less than the amount of Taxes paid by or on behalf of such Group Company prior to Closing with respect to all or a portion of such taxable year or period (as determined in accordance with this Section 6.2), Buyer shall pay Seller the difference (to the extent not included as an asset (or as an offset to a liability) in the computation of the Closing Working Capital, as finally determined) within five (5) days of filing the relevant Tax Return that reflects such Tax.  Promptly following the filing of each Tax Return for a Pre-Closing Tax Period or Pre-Closing Straddle period, a responsible Tax officer of Buyer (based on calculations performed by a nationally recognized accounting firm retained by Buyer to prepare and sign the Income Tax Return of the Company for each period) shall certify to Seller the amount (if any) payable by Buyer to Seller pursuant to this Section 6.2(h).

(i)                                     Except to the extent included as an asset (or as an offset to a liability) in the computation of the Closing Working Capital, as finally determined, Buyer shall pay Seller the amount by which (A) the hypothetical liability of Buyer and its Affiliates (including the Group Companies) for Taxes for or with respect to each of the five (5) taxable years ending (in sequential order) after the Closing Date calculated by excluding (x) all Pre-Closing Tax Attributes and (y) all Transaction Tax Deductions to the extent such items are not deductible for Tax purposes in a Pre-Closing Tax Period, exceeds (B) the actual liability of Buyer and its Affiliates (including the Group Companies) with respect to each of such five (5) taxable years, calculated by taking into account the relevant Pre-Closing Tax Attributes and all Transaction Tax Deductions to the extent such items are deductible for Tax purposes by Buyer or its Affiliates (including the Group Companies) in or with respect to each of such five (5) taxable years (the excess of the amount described in clause (A) over the amount described in clause (B), the “Seller Tax Benefits”).  Buyer shall pay to Seller an amount equal to the Seller Tax Benefits within five (5) days following the date on which Buyer or any of its Affiliates (including the Group Companies) actually realizes (whether by refund, credit or reduction in Taxes otherwise due or payable) any such Seller Tax Benefits.  Promptly following the filing of each Income Tax Return that includes Buyer or its Affiliates (including any of the Group Companies) or any successor thereof, a responsible Tax officer of Buyer shall certify to Seller the amount of any Seller Tax Benefits payable by Buyer to Seller pursuant to this Section 6.2(i) with respect to such taxable year. If any Pre-Closing Tax Attributes or Transaction Tax Deductions are subsequently disallowed by a Taxing Authority, and if in connection with such disallowance the amount of Seller Tax Benefits is reduced, Seller shall promptly repay to Buyer the amount of such reduction in Seller Tax Benefits, plus interest at a rate per annum of three percent (3%) calculated from the date of the payment by Buyer of the Seller Tax Benefits to Seller to the date of repayment by Seller; provided that Seller shall not be obligated to pay Buyer any amount in excess of the Seller Tax Benefits previously paid by Buyer to Seller pursuant to this Section 6.2(i), plus interest at a rate per annum of three percent (3%) calculated from the date of the payment by Buyer of the Seller Tax Benefits to Seller to the date of repayment by Seller.

(j)                                    Except as provided otherwise herein, on or with respect to the Closing Date, none of the Group Companies shall take, and none of Buyer or any of its Affiliates shall permit or otherwise allow any of the Group Companies to take, any action not in the ordinary course of the Group Companies’ businesses, including, but not limited to, the making or revocation of any Tax election, the merger or liquidation of any of the Group Companies or the distribution of any property in respect of any of the Group Companies’ stock, without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.

(k)                                 Except as required by Law, Buyer shall not, and shall not cause or permit any Group Company or any of Buyer’s Affiliates to, (i) amend, refile or otherwise modify any Tax Return with respect to any Group Company for any Tax period or portion thereof ending on or prior to the Closing Date, (ii) make or change any Tax election with respect to any Tax period or portion thereof ending on or prior to the Closing Date, (iii) enter into any closing agreement, settle any Tax claim or assessment relating to any Group Company, surrender, reduce or limit any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Group Company, in each case for any Tax period or portion thereof ending on or prior to the Closing Date, (iv) carryback any net operating loss, capital loss, Tax credit, or other Tax attribute from taxable periods beginning after the Closing Date to a Pre-Closing Tax Period, or (v) take any other action that could increase Seller’s liability for Taxes (including any liability of Seller to indemnify Buyer Indemnitees pursuant to this Agreement, in each instance without obtaining the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned, or delayed; provided, however, if such amendment, modification, change, agreement, settlement, claim, consent, carryback, credit or other action for which Seller’s consent is required pursuant to this Section 6.2(k) pertains to or affects Income Taxes or an Income Tax Return of any Group Company with respect to a Tax period or portion thereof ending on or prior to the Closing Date, Seller may withhold its consent in its sole and absolute discretion.

(l)                                     Buyer hereby acknowledges and agrees that each of the Group Companies shall become a member of Buyer’s Consolidated Group and shall be included in Buyer’s consolidated federal Income Tax Return as of the beginning of the day immediately following the Closing Date.  For purposes of Treasury Regulations Section 1.1502-76(b)(1)(ii)(A) and (B) (and for purposes of similar or comparable provisions under state, local and foreign Law), the Parties agree that (i) the taxable year of each member of the Group Companies shall end as of the end of the Closing Date for federal Income Tax purposes (and for all other Tax purposes to the extent permitted under applicable Law), (ii) except as otherwise specially permitted or required pursuant to the terms of this Agreement, all items of income, gain, loss, deduction and credit incurred by the Group Companies on the Closing Date and after the occurrence of the Closing shall be treated, to the extent permitted under Treasury Regulations Section 1.1502-76(b)((ii)(B) (and under any comparable or similar provisions of state, local or foreign Law), as occurring at the beginning of the day immediately following the Closing Date, and (iii) except as otherwise specially permitted or required pursuant to the terms of this Agreement, on or with respect to the Closing Date, none of Group Companies shall incur, and neither Buyer nor any of its Affiliates shall permit or otherwise allow any Group Company to incur, any “extraordinary item” as defined in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C).  Each of Buyer and Seller shall file, and shall cause each of their Affiliates and the Group Companies to file, all federal Income Tax Returns (and to the extent permitted, all state, local and foreign Income Tax Returns) in a manner consistent with this Section 6.2(l).

(m)                             None of Buyer, the Group Companies, or Buyer’s Affiliates shall make any election under Section 336(e) or Section 338 of the Code with respect to the transactions contemplated by this Agreement, without first obtaining the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.

Section 6.3                                    Access to Information.

(a)                                 From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall provide to Buyer and its authorized representatives during normal business hours reasonable access to all books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company) and the Group Companies shall furnish promptly to Buyer and its representatives such information concerning their business, properties, Contracts, assets, liabilities and employees as Buyer and its representatives may reasonably request; provided, that in no event shall the foregoing include any sampling or analysis of soil, air, groundwater, building materials or other environmental media nor may Buyer require that such sampling or analysis be conducted. All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date hereof until the Closing, none of Seller and any of its Affiliates shall be required to disclose to Buyer or any of its representatives any information (A) to the extent related to the sale or divestiture process conducted by Seller or its Affiliates for the Group Companies vis-à-vis any Person other than Buyer and its Affiliates, or Seller’s or its Affiliates’ (or their representatives’) evaluation of the business of the Group Companies in connection therewith, including projections, financial and other information relating thereto, (B) if doing so would violate any Contract or Law to which Seller or any of its Affiliates is a party or is subject or which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client and work product privileges or (C) if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

(b)                                 All of the information provided pursuant to this Section 6.3 shall be treated as confidential information pursuant to the terms and for all purposes of the Confidentiality Agreement. Effective upon the Closing, the Confidentiality Agreement shall automatically terminate without further action by the Parties.

Section 6.4                                    Efforts to Consummate; Extension.

(a)                                 Subject to the terms and conditions herein provided, each of Seller, Buyer and the Company shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 7). Each of Seller, Buyer and the Company shall use commercially reasonable efforts to obtain consents of all Governmental Entities or other third parties necessary to consummate the transactions contemplated by this Agreement. All costs incurred in connection with obtaining such consents shall be borne by the Party incurring such costs, except that the HSR Act filing fee, shall be fully paid by Buyer and, in no event, shall Seller, any of its Affiliates or any of the Group Companies be required to make any payments (other than routine administrative fees, contractual change of control payments and attorneys’ fees) or provide other types of consideration in order to seek or facilitate the obtaining of any such consents. Each Party shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within seven (7) Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested on an ongoing basis pursuant to the HSR Act. Without limiting the foregoing, (i) subject to Section 6.4(b) (including Buyer’s right to extend the Outside Date pursuant to the terms thereof), the Company, Seller, Buyer and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties, such consent not to be unreasonably withheld, including, but not limited to, the withdrawal and re-filing of the original filing pursuant to the HSR Act, and (ii) Buyer and Seller each agree to take all commercially reasonable actions that are necessary or advisable or as may be required by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement (unless the taking of such actions, individually or in the aggregate, would result, or would reasonably be expected to result, in the loss, disposition or impairment of assets, including as described in (A), (B) and (C) below, in excess of a de minimis value), including (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company after the Closing or any entity, facility or asset of Buyer or its Affiliates, (B) terminating, amending or assigning existing relationships and contractual rights and obligations and (C) amending, assigning or terminating existing licenses or other agreements and entering into such new licenses or other agreements.

(b)                                 Notwithstanding anything in this Agreement to the contrary, if the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement has not expired or been terminated prior to the Outside Date, Buyer shall have the unilateral right to six (6) consecutive options, exercised with at least three (3) Business Days’ notice to Seller prior to the then-current Outside Date, to extend the then-current Outside Date by thirty (30) days (each, an “Extension Option”).  In addition, if Buyer is diligently and in good faith pursuing clearance pursuant to the HSR Act and has some reasonable and demonstrable indication from the applicable Governmental Entities that clearance under the HSR Act is forthcoming within thirty (30) days, then Buyer shall have the option, exercised with at least three (3) Business Days’ notice to Seller prior to the then-current Outside Date, to extend the then-current Outside Date by a final thirty (30) days (the “Final Extension”).  For the sake of clarity, if Buyer were to exercise all of the Extension Options and the Final Extension, the original Outside Date would be extended a total of two hundred ten (210) days past the initial Outside Date.  Any extension of the Outside Date after the Final Extension shall require the mutual agreement of the Parties.  If (i) the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement has not expired or been terminated within sixty (60) days of the date of this Agreement, and (ii) Buyer has complied, in all material respects, with its obligations set forth in Section 6.4(a), then Buyer may terminate this

Agreement at any time thereafter (including prior to the Outside Date, during any of the Extension Options or the Final Extension) with at least three (3) Business Days’ written notice to Seller, provided that Buyer’s right to terminate this Agreement pursuant to this Section 6.4(b) shall be limited to the failure to obtain clearance pursuant to the HSR Act.  Upon such termination of the Agreement by Buyer, and in accordance with Section 2.3(a)(iv), Seller shall be entitled to receive from the Escrow Agent a portion of the Deposit equal to the HSR Termination Fee, and the remaining amount of the Deposit shall be returned to Buyer, with each distribution to be made by the Escrow Agent within two (2) Business Days of the termination.

(c)                                  In the event any Proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(d)                                 Seller and Buyer shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each of Seller and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or discussion.

(e)                                  Neither Seller nor any Group Company shall have any liability to Buyer directly arising out of or relating to the failure to obtain any consents or waivers (including any waivers of any rights of first refusal, rights of first offer or similar rights) that are contained or contemplated by the Contracts listed on Schedule 3.5 hereto in connection with the transactions contemplated by this Agreement or because of the termination of any contract as a result thereof, and no such failure or termination shall result in the failure of any condition set forth in ARTICLE 7.

Section 6.5                                    Public Announcements.  Buyer, on the one hand, and the Company and Seller, on the other hand, shall consult with one another and seek one another’s prior written consent before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and prior written consent; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary in connection with any requirement of Law, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance.

Section 6.6                                    Indemnification; Directors’ and Officers’ Insurance.

(a)                                 Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of Seller and each Group Company, as provided in Seller’s or such Group Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that the Group Companies on their own or on Seller’s behalf, will perform and discharge Seller’s and the Group Companies’ obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Company shall advance expenses in connection with such indemnification as provided in Seller’s or such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of Seller or any Group Company, unless such modification is required by applicable Law.

(b)                                 Contemporaneously with the Closing, Seller, at Buyer’s sole expense, shall cause the Company to, and the Company shall, purchase and maintain in effect, beginning on the Closing and for a period of six (6) years thereafter, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by Seller’s or any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under Seller’s or the Group Companies’ current directors’ and officers’ liability insurance policies; provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date; provided further that, in satisfying its obligations under this Section, the Company shall not be obligated to pay premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Buyer prior to the date hereof, but nonetheless shall be obligated to maintain the maximum amount of liability insurance coverage available for such limit.

(c)                                  The directors, officers, employees and agents of Seller and each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.6 are intended to be third party beneficiaries of this Section 6.6. This Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and the Company.

Section 6.7                                    Exclusive Dealing.  During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither Seller nor any of the Group Companies shall take, nor shall it permit any of its Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Buyer and/or its respective Affiliates) concerning any purchase of any of the Group Companies’ equity securities or any merger, sale of substantial assets or similar transaction involving any Group Company, other than assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that Buyer hereby acknowledges that prior to the date of this Agreement, the Company has provided information relating to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Company of this Section 6.7. Seller and the Company shall promptly notify Buyer if any such discussions or negotiations are sought to be initiated or continued with, any such inquiries or proposals are received by, or any such information is requested from, Seller or any of the Group Companies, or any of their respective directors, officers, employees and representatives.

Section 6.8                                    Documents and Information; Financial Information.

(a)                                 After the Closing Date, Buyer and the Company shall, and shall cause the Company’s Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) during normal business hours of the Company or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Buyer, the Company or any of its Subsidiaries, without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof.

(b)                                 During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller and the Company shall, and after the Closing Date Seller shall continue to, cooperate reasonably with Buyer to modify the Financial Statements and prepare other financial information in such form and for such periods as may be reasonably requested by Buyer in order for Buyer to meet the requirements of Regulation S-X of the U.S. Securities and Exchange Commission or other U.S. federal securities Laws applicable to Buyer’s financial statements relating to the Company and Buyer’s purchase of the Shares, provided that any such modifications to the Financial Statements shall not be considered modifications for purposes of the representation and warranty set forth in Section 3.4 and/or the related condition precedent in Section 7.2(a).  Any such modifications shall be made, and any such cooperation shall be provided, at Buyer’s sole cost and expense, including the reimbursement of reasonable out-of-pocket expenses.

Section 6.9                                    Contact with Business Relations.  During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee (excluding executive officers), customer, supplier, Dealer, Material Supplier, distributor or other material business relation of any Group Company regarding any Group Company or its business without the prior written consent of Seller.

Section 6.10                             Employee Benefit Matters.

(a)                                 During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, Buyer shall provide employees of each Group Company who continue to be employed by a Group Company or by Buyer or any of Buyer’s other Subsidiaries after the Closing (the “Continuing Employees”) with a salary or hourly wage rate that is the same as or better than the salary or wage rate provided to such employees prior to the Closing Date and with employee benefits (excluding equity arrangements) that are the same as or better than, in the aggregate, those provided by the Group Companies prior to the Closing Date. From and after the Closing Date, Buyer shall use commercially reasonable efforts to cause each Continuing Employee to receive credit for any service with such Group Company (or any ERISA Affiliate thereof) earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) if applicable, for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement of Buyer and its subsidiaries in which the Continuing Employees may participate or be eligible to participate after the Closing Date (the “Buyer Plans”). In addition, Buyer shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Buyer Plan in the year of initial participation. Nothing contained herein, express or implied, is intended to confer upon any employee of any Group Company any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any Buyer Plan or Employee Benefit Plan.

(b)                                 The Company shall terminate the Employee Benefit Plans listed as items 1 through 8 on Schedule 3.10(a) immediately prior to the Closing.  In connection with the termination of such plans and agreements, the Company will pay the terminated plan and agreement benefits to the applicable employees at the Closing with such amounts constituting Seller Expenses.

Section 6.11                             Notices; Schedule Supplements.

(a)                                 From and after the date of this Agreement until the Closing Date, each Party shall notify each other Party in writing of (i) any Company Material Adverse Effect (in the case the notifying Party is Seller) or a material and adverse effect on Buyer’s ability to consummate the transactions contemplated hereby (in the case the notifying Party is Buyer), (ii) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or would reasonably be expected to result in, any representation or warranty of Seller hereunder (in the case the notifying Party is Seller) or Buyer hereunder (in the case the notifying Party is Buyer), not being true and correct, in each case, to the extent the fact, circumstance, event or action underlying such breach has occurred on or prior to the date hereof, or (iii) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in ARTICLE 7 to be satisfied.

(b)                                 From and after the date of this Agreement until the Closing Date, the Company may, within five (5) Business Days of obtaining actual knowledge of the occurrence of the matter being disclosed, prepare and deliver to Buyer supplements and/or amendments to the disclosure schedules to this Agreement (the “Schedules”) (which may contain additional Schedules that are not in existence as of the date hereof relating to any of the provisions contained in ARTICLE 3, in each case, such supplement, amendment or new Schedule being referred to as an “Update”) only with respect to matters first occurring after the date hereof and which matters do not result from a breach of any covenants required to be performed or complied with by the Company or Seller under this Agreement, and each such Update shall be deemed to be an amendment to this Agreement for all purposes hereof other than for purposes of the conditions set forth in Section 7.2; provided that, in the event that the disclosure of the facts, circumstances and events included in such Update would give Buyer the right to elect to terminate this Agreement pursuant to Section 8.1(b) if the 20-day cure period described therein had lapsed and Buyer does not make such election within ten (10) Business Days of its receipt of such Update, such Update shall be deemed to be an amendment to this Agreement for all purposes hereof, including with respect to the conditions set forth in Section 7.2.  Notwithstanding the foregoing, the Company’s right to supplement or amend the Schedules shall be limited to the matters pertaining to ARTICLE 3 of this Agreement.

Section 6.12                             Restrictions on Transfer.  Prior to the Closing or the earlier termination of this Agreement in accordance with its terms, Seller shall not sell, transfer, contribute, pledge, distribute or otherwise dispose of or incur any Liens on the Shares owned by Seller, or agree to do any of the foregoing.

Section 6.13                             Confidentiality.  From and after the Closing, Seller shall, and shall cause its controlled Affiliates to, for a period of two (2) years from and after the Closing Date, hold, and shall use its commercially reasonable efforts to cause its or their respective representatives to hold in confidence any and all confidential and proprietary information, whether written or oral, of the Group Companies, except to the extent that such information (a) is or becomes generally available to or known by the public or the industry in which the Group Companies operate without a breach by Seller or any of its controlled Affiliates of the restrictions contained in this Section 6.13, (b) is acquired by Seller, any of its controlled Affiliates or their respective representatives from and after the Closing from sources which are not actually known to such Person to be prohibited from disclosing such information by a legal or contractual obligation or (c) following the Closing Date, is independently developed or derived by Seller, its controlled Affiliates or their respective representatives without reference to or the use of any such confidential information; provided, that if Seller is, based upon the advice of its legal counsel, required to disclose any such confidential information (by law, regulations, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process or compulsion or the rules of an applicable stock exchange), then Seller may disclose that portion of such confidential information which its counsel advises that it is required to disclose; provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, in each case, at Buyer’s sole cost and expense and upon Buyer’s request. The provisions of this Section 6.13 shall not be interpreted to prohibit the sharing by Seller of information of the Group Companies or related to this Agreement or the transactions contemplated hereby in the event of a dispute under this Agreement.

Section 6.14                             Letters of Credit.  On or prior to the Closing Date, subject to the mutually agreed outreach plan for communicating with counterparties of the Company, the Company, Seller and Buyer shall cooperate and use their commercially reasonable efforts to take all actions reasonably required in order to terminate the outstanding L/Cs. In the event that termination of all such L/Cs is unable to occur at the Closing, Buyer will, or will cause one of its Affiliates to, post cash collateral or a back-to-back standby letter of credit with the issuer of such L/Cs in a manner that will allow the issuer to release its collateral and provide the Pay-off Letters.

Section 6.15                             No Intermediary Transaction Tax Shelter.  Buyer shall not take or cause or permit any Group Company to take any action with respect to the Group Companies subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

Section 6.16                             Seller Release.  Upon the occurrence of the Closing, Seller hereby releases and forever discharges Buyer and each of its individual, joint or mutual, past, present and future representatives, Affiliates, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Seller or any of its Affiliates now has, has ever had or may hereafter have against the Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event, occurring contemporaneously with or prior to the Closing Date; provided, that nothing contained herein shall operate to release (i) any obligations of Buyer arising under this Agreement or any agreement entered into in connection therewith, (ii) in the case of any Releasee who is an employee of any Group Company, any claims for salary or wages and benefits which are not past due as of the Closing Date, or (iii) in the case of any Releasee who is an officer, director or manager of any Group Company, any claims for indemnification or reimbursement that such Releasee may have against such Group Company under its organizational documents or this Agreement (not including indemnification or reimbursement claims related to claims made under this Agreement).

Section 6.17                             Divested Facilities.  If any Group Company sells, transfers or assigns a Facility prior to the Closing, the proceeds from such sale, transfer or assignment shall be included (without duplication) in Cash and Cash Equivalents and the Enterprise Value shall be reduced on a dollar-for-dollar basis.  If a Group Company finances any portion of such sale, transfer or assignment for the third party purchaser, the financed portion (i.e., a note or other Indebtedness) shall not be included in the Notes Receivable Amount.

Section 6.18                             Hauling Business.  Prior to the Closing, the Company shall terminate the Group Companies’ operation of fuel distribution vehicles and any related hauling services, so long as such termination does not violate any applicable Contract of any Group Company.  Any and all costs and expenses associated with or related to such termination shall be the responsibility of Seller.

ARTICLE 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1                                    Conditions to the Obligations of the Company, Buyer and Seller.  The obligations of the Company, Buyer and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a)                                 any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated; and

(b)                                 no Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that each of Buyer, Seller and the Company shall have used commercially reasonable efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any injunction or other Order that may be entered.

Section 7.2                                    Other Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer of the following further conditions:

(a)                                 All representations and warranties of Seller and the Company contained in ARTICLE 3 and ARTICLE 4 that are qualified as to their materiality, shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date);

(b)                                 Seller and the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company and Seller, respectively, under this Agreement on or prior to the Closing Date;

(c)                                  from the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;

(d)                                 prior to or at the Closing, Seller shall have delivered the following closing documents in form and substance reasonably acceptable to Buyer:

(i)                                     a certificate of an authorized officer of the Company and Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied by the Company and Seller (the “Company Certificate”);

(ii)                                  a certified copy of the resolutions of the Company’s and Seller’s board of directors authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(iii)                               a certified copy of the resolutions of the members of Seller authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(iv)                              written resignations of each of the directors and officers (if requested by Buyer) of each Group Company;

(v)                                 evidence that the Credit Agreements listed as items 1, 2 and 3 on Schedule 3.6(a) have been terminated;

(vi)                              evidence that the Employee Benefit Plan listed as item 31 on Schedule 3.10(a) has been terminated or transferred out of the applicable Group Company;

(vii)                           evidence that the Contracts set forth on Schedule 3.18 have been terminated;

(viii)                        evidence that the Employee Benefit Plans listed as items 1 through 8 on Schedule 3.10(a) have been terminated in accordance with Section 6.10(b); and

(ix)                              copies of all consents, authorizations, and approvals that are listed on Schedule 7.2(d) hereto.

(e)                                  prior to or at the Closing, Seller shall have delivered the item contemplated by Section 2.3(b);

(f)                                   the Closing Escrow Agreement shall have been executed by Seller and the Escrow Agent; and

(g)                                  Seller shall have received and provided Buyer with (i) a copy of the pay-off letters in a form reasonably acceptable to Buyer from holders of all Funded Indebtedness included in Closing Indebtedness, if any (collectively, the “Pay-off Letters”) and (ii) confirmation, in Buyer’s reasonable judgment, indicating and confirming that the holders of all Funded Indebtedness have received funds paying off such Funded Indebtedness.

Section 7.3                                    Other Conditions to the Obligations of the Company and Seller.  The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and Seller of the following further conditions:

(a)                                 the representations and warranties of Buyer set forth in ARTICLE 5 hereof that are qualified as to their materiality, shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (except that the accuracy of representations and warranties that by their terms speak as of some other date will be determined as of such date);

(b)                                 Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

(c)                                  prior to or at the Closing, Buyer shall have delivered the following closing documents in form and substance reasonably acceptable to the Company:

(i)                                     a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(ii)                                  a certified copy of the resolutions of Buyer’s board of directors (or other governing body) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby; and

(iii)                               evidence reasonably satisfactory to Seller that the “tail” policy contemplated by Section 6.6(b) is in effect;

(d)                                 prior to or at the Closing, Buyer shall have taken the actions, and delivered the items, contemplated by Section 2.3(c); and

(e)                                  the Closing Escrow Agreement shall have been executed by Buyer and the Escrow Agent.

ARTICLE 8
TERMINATION; AMENDMENT; WAIVER

Section 8.1                                    Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)                                 by mutual written consent of Buyer and Seller;

(b)                                 by Buyer, if any of the representations or warranties of Seller or the Company set forth in ARTICLE 3 or ARTICLE 4 shall not be true and correct or if the Company or Seller has failed to perform any covenant or agreement on the part of Seller or the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b), respectively, would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) days after written notice thereof is delivered to Seller; provided that Buyer is not then in breach of this Agreement so as to cause the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c)                                  by Seller, if any of the representations or warranties of Buyer set forth in ARTICLE 5 shall not be true and correct or if Buyer has failed to perform any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b), respectively, would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) days after written notice thereof is delivered to Buyer; provided that neither Seller nor any Group Company is then in breach of this Agreement so as to cause the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) from being satisfied;

(d)                                 by Seller, if the transactions contemplated by this Agreement shall not have been consummated on or prior to January 5, 2015, or as extended by Buyer pursuant to Section 6.4(b) (the “Outside Date”) and Seller shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Outside Date;

(e)                                  by any Party, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used commercially reasonable efforts to remove such Order; or

(f)                                   by Buyer in accordance with Section 6.4(b).

Section 8.2                                    Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Buyer, Seller, Buyer Gurantor or the Company or their respective officers, directors or equity holders) with the exception of (a) the provisions of this Section 8.2, Section 6.3(b), Section 6.5, and ARTICLE 10, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, and (b) any liability of any Party for any willful failure to perform any of its obligations under this Agreement prior to such termination (including any failure by a Party to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder). For purposes of this Section 8.2, “willful” shall mean a breach that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 8.3                                    Extension; Waiver.  At any time prior to the Closing, Seller (on behalf of itself and the Company) may (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and Seller contained herein or in any document, certificate or writing delivered by the Company or Seller pursuant hereto or (iii) waive compliance by the Company and Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 9
INDEMNIFICATION

Section 9.1                                    Survival.  Subject to the limitations and other provisions of this Agreement, all of the representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date (the “Cutoff Date”). All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein; provided, that all covenants and agreements contained herein which by their terms are to be performed in whole on or prior to the Closing Date shall terminate upon and shall not survive the Closing, unless the breach or non-fulfillment of any such covenant at or prior to the Closing was not disclosed in the Company Certificate, in which case, for purposes of any claim for breach or non-fulfillment of any such covenant, such covenant shall survive until the Cutoff Date (the “Surviving Pre-Closing Covenants”). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the Cutoff Date or end of any other applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such claims shall survive until finally resolved.

Section 9.2                                    Indemnification By Seller.  Subject to the other terms and conditions of this ARTICLE 9, from and after the Closing, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees as a result of:

(a)                                 any breach of any of the representations or warranties of Seller or the Company contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date;

(b)                                 any breach or non-fulfillment of (i) any covenant, agreement or obligation to be performed by Seller following the Closing pursuant to this Agreement and (ii) any Surviving Pre-Closing Covenant;

(c)                                  any and all Seller Taxes;

(d)                                 the Compensation Claim; and

(e)                                  the Stratford Claim.

Section 9.3                                    Indemnification By Buyer.  Subject to the other terms and conditions of this ARTICLE 9, from and after the Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Seller Indemnitees as a result of:

(a)                                 any breach of any of the representations or warranties of Buyer contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date; or

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 9.4                                    Certain Limitations.  Notwithstanding anything to the contrary contained herein, the indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a)                                 Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 9.2(a) (other than with respect to a claim for indemnification as a result of any inaccuracy in or breach of Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.15 (Tax Matters), Section 3.16 (Brokers), Section 3.17(a) (Owned Real Properties), Section 3.17(b) (Leased Real Property), Section 4.1 (Authority), Section 4.3 (Title to Shares), and Section 4.5  (Brokers) (collectively, the “Fundamental Representations”)), until the aggregate amount of all Losses indemnifiable under Section 9.2(a) (other than those with respect to a Fundamental Representation) exceeds an amount equal to Two Million Dollars ($2,000,000), in which event the Buyer Indemnitees shall only be entitled to recover Losses in excess of such amount, subject to the other limitations set forth herein.

(b)                                 Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 9.2(a) (other than with respect to a claim for indemnification with respect to a Fundamental Representation) for any particular Loss (including any series of related Losses) indemnifiable pursuant to Section 9.2(a) (other than those with respect to a Fundamental Representation), unless such Loss (including any series of related Losses) equals or exceeds $25,000 (the “Per Claim Deductible”), and any Losses (or series of related Losses) that are less than the Per Claim Deductible (other than those with respect to a Fundamental Representation) shall not be included in the aggregate Losses indemnifiable pursuant to Section 9.2(a), including for purposes of Section 9.4(a).

(c)                                  The maximum liability of Seller with respect to Losses indemnifiable pursuant to Section 9.2(a) (other than with respect to a claim for indemnification with respect to a breach of a Fundamental Representation by Seller or the Company) and Section 9.2(b) shall be the Indemnification Escrow Amount and the Indemnification Escrow Amount shall be the sole and exclusive source of recovery with respect to such indemnifiable Losses.

(d)                                 The Seller Indemnitees and the Buyer Indemnitees shall be obligated to pay for the same Loss only once under this ARTICLE 9 even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

(e)

(i)                                     Subject to the provisions of this Section 9.4(e), the amount of any and all Losses shall be determined net of (i) any amounts or Losses actually received by any of the Buyer Indemnitees (net of any related costs and expenses incurred in connection therewith, including the direct costs of insurance premiums and deductibles relating to any such insurance proceeds) under or pursuant to (x) any insurance coverage or storage tank fund, and all arrangements set forth on Schedule 3.11(d) (collectively, “Alternative Arrangements”) and (y) any other indemnity or reimbursement arrangement or Contract or from other collateral sources and (ii) any Tax benefits realized (whether by refund, credit against or reduction in Taxes otherwise payable) by the Buyer Indemnitees or any of their respective Affiliates (during, or before, the calendar year in which Seller makes a payment pursuant to this ARTICLE 9) arising from the incurrence or payment of the underlying obligations relating to such Losses. To the extent such Tax benefit is not realized during, or before, the taxable year in which Seller makes a payment pursuant to this ARTICLE 9, Buyer shall remit to Seller the amount of any Tax benefit actually realized by the Buyer Indemnitees or any of their respective Affiliates during or with respect to the five (5) taxable years following the year in which Seller makes such payment.  For purposes of this Section 9.4(e), a Tax benefit is realized when and to the extent (A) the hypothetical Tax liability of Buyer and its Affiliates in a Tax year, calculated by excluding the relevant Tax deductions attributable to the Losses exceed (B) the actual Tax liability of Buyer and its Affiliates for such Tax year calculated by taking into account the relevant Tax deductions attributable to the Losses (and treating such deductions as the last items in such calculation). Buyer shall remit to Seller the amount of the realized Tax benefit within five (5) days after the date of realization.

(ii)                                  Prior to recovering any amounts for indemnification from Seller, the Buyer Indemnitees shall use commercially reasonable efforts to collect all amounts available and recoverable under any Alternative Arrangements and Seller shall provide reasonable cooperation to the Buyer Indemnitees undertaking such efforts, including by providing reasonable access to any documents, reports, data or other information in the possession of Seller required by the Buyer Indemnitees or any Alternative Arrangements; provided, however, that, (A) in no event, shall the expenditure of such efforts require the Buyer Indemnitees to expend any such efforts prior to submitting a claim for indemnification under this Agreement, (B) nothing provided herein shall require any Buyer Indemnitee to avail itself of any available policies of self-insurance other than any Alternative Arrangements, and (C) if Buyer seeks indemnification from Seller, Buyer shall provide Seller with documents and information directly related to such efforts and recovery, as reasonably requested by Seller. For the avoidance of doubt, Seller shall not be liable for any Losses related to any breach of the representations and warranties set forth in Section 3.11 unless and until the Buyer Indemnitees have exhausted their remedies under all Alternative Arrangements reasonably available to Buyer or any Buyer Indemnitees, and thereafter, Seller shall only be responsible for the portion of any Losses that is not satisfied or covered by any reasonably available Alternative Arrangements (net of any related costs and expenses incurred in connection therewith, including the direct costs of premiums relating to any insurance proceeds) after satisfaction or payment of any deductible or retention thereunder (which shall be the responsibility of the applicable Buyer Indemnitee and shall not be indemnifiable Losses hereunder); provided, however, that, in no event, shall the exhaustion of such remedies require the Buyer Indemnitees to exhaust any such remedies prior to submitting a claim for indemnification under this Agreement. For purposes hereof, Buyer shall have satisfied the “exhaustion of remedies” of Alternative Arrangements as long as Buyer has commenced a Proceeding in pursuit of the Alternative Arrangements and Buyer prosecutes such Proceeding in an attempt to avail itself of the Alternative Arrangements; provided, however, that “exhaustion of remedies” shall not require Buyer to pursue or appeal any decision issued in connection with any Proceeding.

(f)                                   In any case where a Buyer Indemnitee recovers, under any Alternative Arrangements, any amount in respect of a matter for which such Buyer Indemnitee was, prior to such recovery, indemnified pursuant to Section 9.2, such Buyer Indemnitee shall promptly pay over to Seller any amount so recovered from Seller (after deducting therefrom the amount of the expenses incurred by such Buyer Indemnitee in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by Seller to or on behalf of such Buyer Indemnitee in respect of such matter and (ii) any amount actually expended by Seller in pursuing or defending any claim arising out of such matter that is indemnifiable as a Loss hereunder.

(g)                                  The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 9.2 for any Loss to the extent that (i) such Loss is reflected as a liability on the Latest Balance Sheet or reflected in the footnotes to the Financial Statements or (ii) such Loss was taken into account in the determination of the Final Purchase Price pursuant to Section 2.4(d), each only to the extent that amounts associated with such Loss are included therein.

(h)                                 Notwithstanding anything to the contrary herein, Seller shall not be obligated to indemnify the Buyer Indemnitees for any Loss with respect to any environmental matter or condition, including for any inaccuracy or breach of the representations and warranties in Section 3.11 (Environmental Matters), that is discovered or detected by any sampling, investigation, analysis or reporting unless: (i) such sampling, investigating, analysis or reporting is affirmatively required by Environmental Laws or by a Governmental Entity; (ii) such sampling, investigation, analysis or reporting is necessary to conduct in defense of a Third Party Claim against Buyer Indemnitees alleging that Hazardous Substances have migrated off of any Owned Real Property or any Leased Real Property; or (iii) such sampling, investigation, analysis or reporting is conducted in connection with the bona fide construction or expansion of improvements by any Buyer Indemnitee at any Real Property undertaken in the ordinary course of business to the extent such sampling, investigation, analysis or reporting is consistent with industry practice. Any indemnification of any of the Buyer Indemnitees with respect to any remediation, removal or cleanup, including any investigation, monitoring, or remedial obligations, shall be limited to such costs for such actions that are required by Environmental Laws to attain compliance with minimum applicable remedial standards for continued use of the relevant property or facility as a gasoline fueling and service station and/or convenience store with gasoline fueling operations, employing, if appropriate, available or acceptable, permissible risk-based remedial standards and reasonable deed or use restrictions and institutional controls.

(i)                                     Notwithstanding anything to the contrary in this Agreement, if any Buyer Indemnitee makes a claim for Losses against Seller under this ARTICLE 9, neither Seller nor any Indemnified Person that is an Affiliate of such Seller will make any claim for indemnification under this ARTICLE 9 against Buyer, its Affiliates or any of the Group Companies by reason of the fact that Seller or its Affiliates was a controlling person, director, employee or representative of any of the Group Companies with respect to the claim brought by such Buyer Indemnitee against Seller or that is based on the facts or circumstances that form the basis for the indemnification claim brought by such Buyer Indemnitee against Seller. For the avoidance of doubt, nothing in this Section 9.4(i) shall in any way limit or otherwise affect any rights granted to the directors, officers, employees and agents of Seller and each Group Company pursuant to Section 6.6(c).

(j)                                    Notwithstanding anything to the contrary in this Agreement, Seller covenants and agrees the following with respect to Losses indemnifiable pursuant to Section 9.2(d) and Section 9.2(e) (together, the “Retained Claims”):

(i)                                     Seller will maintain a minimum net asset value, determined in accordance with GAAP, of Fifteen Million Dollars ($15,000,000) until six (6) months after the expiration of all applicable statutes of limitation, provided that such requirement shall cease upon the settlement of both of the Retained Claims so long as each such settlement is in writing and provides for the unconditional release from all liabilities and obligations associated with the Retained Claims;

(ii)                                  Seller is responsible, without limitation as either to amounts or time, for any and all Losses associated with the Retained Claims;

(iii)                               Seller, at its sole cost and expense, will direct and control with counsel and other professionals of its choosing (and reasonably acceptable to Buyer) any and all matters or proceedings associated with the Retained Claims including, but not limited to, settlement discussions, litigation and dispute resolution proceedings;

(iv)                              Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of the Retained Claims, including making available records relating to such Retained Claims and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to Seller, such management employees of Buyer or its Affiliates, information and testimony, and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably necessary for the preparation of the defense of such Retained Claims;

(v)                                 Buyer, at its own cost and expense, may employ separate counsel of its own choice to monitor the defense of the Retained Claims;

(vi)                              Seller agrees and covenants to provide periodic updates and otherwise provide such other information that may be reasonably requested by Buyer or its counsel with respect to the Retained Claims, to the extent that the provision of such updates and information would not, based on Seller’s reasonable determination and upon the advice of counsel, result in the loss of the ability to successfully assert attorney-client and work product privileges; and

(vii)                           Buyer’s consent shall be required for any proposed settlement of either of the Retained Claims, such consent not to be unreasonably withheld, delayed or conditioned, provided that such consent shall only be required with respect to the non-monetary aspects of any such proposed settlement.

Section 9.5                                    Indemnification Procedures.  The party making a claim under this ARTICLE 9 is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE 9 is referred to as the “Indemnifying Party.”

(a)                                 Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof (the “Claim Notice”), but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party is prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may reasonably be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the conduct and control of the settlement or defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a material supplier, Dealer or customer of any Group Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the settlement and defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, the Indemnified Party may, subject to Section 9.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, such management employees of the non-defending party, information and testimony, and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                                 Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except to the extent such settlement does not provide for liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and no such settlement shall be determinative of the Indemnifying Party’s obligations under this ARTICLE 9.

(c)                                  Direct Claims.  Any Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party is prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be reasonably sustained by the Indemnified Party. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.

Section 9.6                                    Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this ARTICLE 9) in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

Section 9.7                                    Payments.

(a)                                 Any amounts owing from Seller pursuant to this ARTICLE 9 shall be made solely by disbursement of a portion of the Indemnification Escrow Amount pursuant to the Closing Escrow Agreement. In no event shall the Buyer Indemnitees be entitled to recover an aggregate amount pursuant to this ARTICLE 9 in excess of the available portion of the Indemnification Escrow Amount at any given time. Any amounts payable by Buyer pursuant to this ARTICLE 9 shall be made by wire transfer of immediately available funds to the applicable Seller Indemnitee within five (5) Business Days of the final determination thereof.

(b)                                 Any portion of the Indemnification Escrow Amount remaining as of the Cutoff Date (less the aggregate amount claimed by the Buyer Indemnitees pursuant to claims made against such funds in accordance with this Agreement and the Closing Escrow Agreement and not fully resolved prior to such date) shall be released to Seller. At any time following the Cutoff Date, to the extent the available portion of the Indemnification Escrow Amount exceeds the aggregate amount claimed by the Buyer Indemnitees pursuant to claims made before the Cutoff Date and not fully resolved before the Cutoff Date, such excess shall be promptly released to Seller.  If any portion of the Indemnification Escrow Amount remains after the resolution of all claims made by the Buyer Indemnitees before the Cutoff Date, such amounts shall be released to Seller.

(c)                                  Buyer and Seller shall promptly deliver joint written instructions to the Escrow Agent in accordance with the Closing Escrow Agreement instructing the Escrow Agent to make any distributions from the Indemnification Escrow Amount as contemplated by this Section 9.7.

Section 9.8                                    Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.9                                    Effect of Investigation.  The Buyer Indemnitees and the Seller Indemnitees shall not be entitled to recover Losses arising under Section 9.2(a) or Section 9.3(a)  (as the case may be) to the extent Seller or Buyer (as the case may be) had actual knowledge, at or prior to the date of this Agreement, of a fact or series of related facts that Seller or Buyer (as the case may be) reasonably believed would be a breach of a representation or warranty set forth in this Agreement and that Losses would result from such breach (in each case to the extent thereof); provided, that (i) such Buyer Indemnitee or Seller Indemnitee shall have the burden of proof to establish actual knowledge of Seller or Buyer (as the case may be) pursuant to this Section 9.9, and (ii) the actual knowledge of Buyer for purposes of this Section 9.9 shall mean the actual knowledge, without independent investigation, of Mark Cosenza, Dylan Remley and Winston Eaton.

Section 9.10                             Exclusive Remedies.  The Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims for intentional fraud committed with actual knowledge on the part of a party in connection with the transactions contemplated by this Agreement, which such claims shall not be subject to any monetary or survival limitations set forth in this Agreement, and other than claims to enforce, or for breach of, Buyer Guarantor’s Obligations pursuant to Section 10.20) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to or in any way arising from the subject matter of this Agreement, shall be to make a claim for Losses pursuant to the indemnification provisions set forth in this ARTICLE 9 and the Parties hereby waive any other statutory and common law remedies or claims. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that each Buyer Indemnitee’s right to indemnification under this ARTICLE 9 for any environmental matter, including for any breach or inaccuracy of the representations and warranties contained in Section 3.11 (Environmental Matters), shall constitute such Buyer Indemnitee’s sole and exclusive remedy against Seller with respect to any environmental matter, including any such matter arising under any Environmental Laws. The Buyer Indemnitees hereby, except as specifically reserved under this ARTICLE 9, (a) waive any remedies or claims that may be available under Environmental Laws, and (b) release Seller from any claim, demand or liability with respect to any environmental matters, including any such claims arising under Environmental Laws.

ARTICLE 10
MISCELLANEOUS

Section 10.1                             Entire Agreement; Assignment.  This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), other than for collateral purposes, without the prior written consent of Buyer and Seller; provided that Buyer may assign its rights, interests or obligations under this Agreement to any Affiliate of Buyer without Seller’s prior written consent so long as Buyer remains the primary obligor under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void.

Section 10.2                             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), E-mail (followed by overnight courier), delivery by a nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Buyer, Buyer Guarantor or to the Company (after the Closing):

Edward J. Faneuil

General Counsel

Global Partners LP

800 South Street

P.O. Box 9161

Waltham, MA 02454-9161

Facsimile: (781) 398-9211

E-mail: EFaneuil@globalp.com

and

Dylan Remley

Deputy General Counsel

Global Partners LP

800 South Street

P.O. Box 9161

Waltham, MA 02454-9161

Facsimile: (781) 398-9211

E-mail: DRemley@allianceenergy.com

To Seller:

The Warren Alpert Foundation

301 Edgewater Place, Suite 320

Wakefield, Massachusetts 01880

Attention: Jeffrey A. Walker, General Counsel

Facsimile: (781) 245-9001

E-mail: jwalker@warrenequities.com

with a copy (which shall not constitute notice to Seller) to:

McGuireWoods LLP

One James Center

901 East Cary Street

Richmond, Virginia 23219

Attention:	Thomas P. Rohman, Esq.
Bryce D. Jewett III, Esq.
Facsimile:	(804) 698-2249
E-mail:	trohman@mcguirewoods.com
bjewett@mcguirewoods.com

To the Company (prior to the Closing):

Warren Equities, Inc.

The Warren Alpert Foundation

301 Edgewater Place, Suite 320

Wakefield, Massachusetts 01880

Attention: Jeffrey A. Walker, General Counsel

Facsimile: (781) 245-9001

E-mail: jwalker@warrenequities.com

with a copy (which shall not constitute notice to the Company) to:

McGuireWoods LLP

One James Center

901 East Cary Street

Richmond, Virginia 23219

Attention:	Thomas P. Rohman, Esq.
Bryce D. Jewett III, Esq.
Facsimile:	(804) 698-2249
E-mail:	trohman@mcguirewoods.com
bjewett@mcguirewoods.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.3                             Governing Law.  This Agreement and all matters arising from or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 10.4                             Certain Fees, Expenses, and Taxes.  Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 10.5                             Construction; Interpretation.  The term “this Agreement” means this Stock Purchase Agreement together with the Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) for purposes of Section 6.4, the words “de minimis value” shall mean a value of five percent (5%) of the Enterprise Value; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; (v) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; and (vi) except as otherwise set forth in this Agreement, any accounting terms shall be given the definition thereof under GAAP.

Section 10.6                             Exhibits and Schedules.  All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. The Schedules and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of Seller contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants.  A disclosure of any contract or agreement in the Schedules shall be deemed to include any and all exhibits, addenda and schedules thereto.  The Schedules include brief descriptions or summaries of certain agreements and instruments. Such descriptions or summaries do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents described.

Section 10.7                             Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.8                             Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 10.9                             Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned PDF pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.10                      Knowledge of the Company.  For all purposes of this Agreement, the phrases “to the Knowledge of the Company” and “to the Company’s Knowledge” and “Known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of August Schiesser, Jeffrey A. Walker and John T. Dziedzic (none of whom shall have any personal liability or obligations regarding such knowledge), after making reasonable inquiry of employees of the Group Companies generally responsible for the subject matter to which knowledge is pertinent.

Section 10.11                      Limitation on Remedies.  Except in the case of intentional fraud committed with actual knowledge, no breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of Buyer or Seller, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

Section 10.12                      No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, Buyer agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, or employee of Seller or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Seller or any current or future director, officer or employee of Seller or of any Affiliate or assignee thereof, as such, for any obligation of Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 10.13                      Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE,

WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.14                      Jurisdiction and Venue.  Each of the Parties (i) submits to the exclusive general jurisdiction of the Court of Chancery for the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Proceeding may be heard and determined in any such court and (iii) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.14, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 10.15                      Remedies.  Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties agree and acknowledge that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.16                      Waiver of Conflicts.

(a)                                 Recognizing that McGuireWoods LLP has acted as legal counsel to Seller and the Group Companies prior to the Closing, and that McGuireWoods LLP intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Buyer and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with McGuireWoods LLP representing Seller and/or its Affiliates after the Closing as such representation may relate to Buyer, any Group Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between Seller, its Affiliates or any Group Company and McGuireWoods LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications, or to the files of McGuireWoods LLP relating to engagement, whether or not the Closing shall have occurred, and Buyer will not, and will cause each of its Affiliates no to, use any attorney-client communications remaining in the records of any of the Group Companies after the Closing in a manner that may be adverse to Seller or any of Seller’s Affiliates.

(b)                                 Without limiting the generality of the foregoing, upon and after the Closing, (i) Seller and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (ii) the files of McGuireWoods LLP and Matrix Private Equities, Inc. in respect of such engagement constitute property only of Seller and its Affiliates (and not the Group Companies) and (iii) McGuireWoods LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between McGuireWoods LLP and any of the Group Companies or otherwise.  Furthermore, Buyer agrees, on its own behalf and on behalf of each of its Affiliates, that in the event of a post-Closing dispute between Seller or Seller’s Affiliate on the one hand and any of the Group Companies on the other arising out of or relating to any matter in which McGuireWoods LLP jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to Seller or Seller’s Affiliates any information or documents developed or shared during the course of McGuireWoods LLP’s joint representation.

Section 10.17                      Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.18                      Further Assurances.  Following the Closing, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

Section 10.19                      Amendment.  This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer, Seller, and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.19 shall be void.

Section 10.20                      Buyer Guarantee.

(a)                                 Buyer Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Seller and the Company the due, full and punctual payment and performance of all covenants, obligations, liabilities and agreements of Buyer hereunder (the “Guaranteed Obligations”), subject to the terms and conditions hereunder. If, for any reason whatsoever, Buyer fails or is unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Buyer Guarantor will forthwith pay in lawful currency of the United States, or perform or cause to be performed, the Guaranteed Obligations. The foregoing obligation of Buyer Guarantor constitutes a continuing guarantee of payment and performance (not of collection), and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a guarantor or surety and including any amendment, extension, modification or waiver of any of the Guaranteed Obligations or any insolvency, bankruptcy, liquidation or dissolution of Buyer or any assignment thereby. Buyer Guarantor hereby irrevocably waives (to the fullest extent permitted by applicable Law) notice of acceptance of this guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand or payment, protest, notice of dishonor or nonpayment, suit, filing objections with a court, any right to require proceeding first against Buyer (including initiating a Proceeding against Buyer), any right to require the prior disposition of the assets of Buyer to meet any of its obligations hereunder or the taking of any other action by Seller and the Group Companies and all demands whatsoever. The guaranty set forth in this Section 10.20(a) will remain in full force and effect, and will be binding upon Buyer Guarantor, until all of the Guaranteed Obligations have been satisfied.

(b)                                 Buyer Guarantor hereby represents and warrants to Seller that:

(i)                                     Buyer Guarantor is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization;

(ii)                                  Buyer Guarantor has all requisite power and authority and has taken all limited partnership action necessary in order to execute, deliver and perform its obligations under this Agreement;

(iii)                               No material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance of this Agreement. Neither the execution, delivery and performance by Buyer Guarantor of this Agreement nor the consummation by Buyer Guarantor of the transactions contemplated thereby will (A) conflict with or result in any breach of any provision of Buyer Guarantor’s Governing Documents, (B) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract to which Buyer Guarantor is a party, other than violations, breaches, accelerations or defaults which would not, or would not be reasonably likely to, have a material effect on Buyer’s ability to execute, deliver and perform its obligations under this Agreement or (C) violate any material Law or Order of any Governmental Entity applicable to Buyer Guarantor or any of its properties or assets;

(iv)                              This Agreement has been duly executed and delivered by Buyer Guarantor and is a valid and binding agreement of Buyer Guarantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity; and

(v)                                 Buyer Guarantor has, and will cause Buyer to have at the Closing and all other relevant subsequent times thereafter, sufficient funds to consummate the transactions contemplated by this Agreement and pay and perform all obligations of Buyer hereunder, including to pay the fees and expenses of Buyer related to the transactions contemplated hereby.

Section 10.21                      Prevailing Party.  If any litigation, other court action, or proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration, or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation or action prevails in part, and loses in part, the court or other adjudicator presiding over such litigation or action shall award a reimbursement of the fees, costs and expenses incurred by the substantially prevailing Party.

[Signature Page Follows]

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY:

WARREN EQUITIES, INC.

By:	/s/ August R. Schiesser
Name: August R. Schiesser
Title: President of Warren Equities, Inc.

SELLER:

THE WARREN ALPERT FOUNDATION

By:	/s/ Herbert M. Kaplan
Name: Herbert M. Kaplan
Title: President

BUYER:

GLOBAL MONTELLO GROUP CORP.

By:	/s/ Eric Slifka
Name:	Eric Slifka
Title:	CEO

Solely with respect to Section 10.20 and the other provisions in Article 10 related thereto:

BUYER GUARANTOR:

GLOBAL PARTNERS LP

By:	/s/ Eric Slifka
Name:	Eric Slifka
Title:	CEO